UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

SCHEDULE 14A INFORMATION

__________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in its Charter)

_______________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022

Annual Meeting of Shareholders

Notice and Proxy Statement
June 16, 2022
10:00 A.M. (EDT)

Exclusively Live Via Webcast At
www.virtualshareholdermeeting.com/FRGI2022

Chairman’s Letter

Fellow Shareholders:

We are pleased to present you with the 2022 Proxy Statement of Fiesta Restaurant Group, Inc. (“Fiesta”) and cordially invite you to attend Fiesta’s 2022 annual meeting of shareholders, which will be held at 10:00 a.m., Eastern Daylight time, on Thursday, June 16, 2022. This meeting will be entirely virtual. The virtual format will give more shareholders the opportunity to participate in the meeting. This past year marked a year of progress as Fiesta Restaurant Group evolved into a more effective and focused organization despite pandemic-related challenges. In July, we announced our strategic decision to sell Taco Cabana so that our leadership team could focus exclusively on the performance and strategic plan of Pollo Tropical. We then successfully completed the transaction in August and used the sale proceeds to fully repay outstanding term loan borrowings. We also resumed our share repurchase program following the sale.

While industry-wide staff availability challenges affected us greatly in 2021, our management team undertook proactive steps, including wage-rate increases, hiring incentives, and improved benefits, all of which augmented staffing levels. Our management team has further responded to these challenges by adding incentive pay for challenging scheduling dayparts, expanding recruiting resources, and implementing other team incentives for completed schedules at select restaurants that have not yet reached optimal staffing levels.

Our current Board is made up of individuals who hold a broad set of skills, experience, and expertise particularly appropriate for our business and the current environment. While we are proud to have added four new independent board members during the past four years, many of whom bring significant restaurant and retail industry operating experience, we look forward to further broadening the diversity of both experience and backgrounds of our Board in the near term.

We appreciate the willingness of our shareholders to engage with us on these matters. We look forward to continuing to evolve our board, governance, compensation, and sustainability practices as part of the overall revitalization of Fiesta.

Sincerely,

Stacey Rauch
Chairman of the Board
Fiesta Restaurant Group, Inc.

FIESTA RESTAURANT GROUP, INC.
14800 Landmark Boulevard, Suite 500
Dallas, Texas 75254

__________________

You are invited to attend the 2022 Annual Meeting of Shareholders, which we refer to as the “2022 Annual Meeting”, of FIESTA RESTAURANT GROUP, INC., a Delaware corporation, which we refer to as “we”, “us”, “our”, the “Company”, “Fiesta Restaurant Group”, and “Fiesta”.

Date and Time:

Thursday, June 16, 2022, at 10:00 A.M. (EDT)

Place:

Exclusively Via Live Webcast at www.virtualshareholdermeeting.com/FRGI2022

Record Date:

April 19, 2022

Notice and Voting:

Only shareholders of record as of the record date are entitled to receive notice of, and to vote at, the 2022 Annual Meeting, and at any adjournment or postponement thereof. You are entitled to one vote per proposal for each share of common stock held by you.

To Fiesta Restaurant Group Shareholders:

At the meeting, shareholders will be asked to consider and vote upon the following proposals:

(1)    To elect the eight directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

(2)    To adopt, on an advisory basis, a non-binding resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”;

(3)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year; and

(4)    To consider and act upon such other matters as may properly come before the 2022 Annual Meeting.

A list of our shareholders as of the close of business on April 19, 2022 will be available for inspection during business hours for ten days prior to the 2022 Annual Meeting at our principal executive offices located at 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254. You may also examine our shareholder list during the 2022 Annual Meeting by following the instructions provided on the meeting website during the 2022 Annual Meeting.

Only shareholders of the Company or their duly authorized proxies may attend the 2022 Annual Meeting. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/FRGI2022. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, shareholders will need the 16-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/FRGI2022 prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the 2022 Annual Meeting to allow time for our shareholders to log in and test their devices’ audio system.

We are taking advantage of the Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the Proxy Statement included with this notice, our 2021 annual report and form of proxy card) to shareholders via the Internet. As a result, our shareholders will receive a mailing containing only a notice of the meeting instead of paper copies of our proxy materials.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting via live webcast, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the virtual Annual Meeting in person via live webcast, you may, if you desire, revoke your proxy and choose to vote in person at the virtual Annual Meeting via live webcast even if you had previously sent in your proxy card or voted by telephone or the Internet.

Very truly yours,

Louis DiPietro
Senior Vice President, Chief Legal and People Officer, General Counsel & Secretary

Miami, Florida

April 29, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING TO BE HELD ON JUNE 16, 2022: THE PROXY STATEMENT FOR THE 2022 ANNUAL MEETING AND OUR 2021 ANNUAL REPORT ARE AVAILABLE FREE OF CHARGE AT WWW.PROXYVOTE.COM.

The approximate date on which the “Important Notice Regarding the Availability of Proxy Materials” was first sent or given to shareholders was on or about April 29, 2022.

EXECUTIVE SUMMARY

2022 Annual Meeting Information

Date	Time	Place	Record Date
Thursday, June 16, 2022	10:00 A.M. (EDT)	Exclusively Via Live Webcast at www.virtualshareholdermeeting.com/FRGI2022	April 19, 2022

For additional information about our Annual Meeting, see the section titled “Questions and Answers About the 2022 Annual Meeting.”

Matters to be Voted on at Our 2022 Annual Meeting

BALLOT ITEMS	BOARD RECOMMENDATION	PAGE
Proposal 1. Election of the eight directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified	FOR each director	7
Proposal 2. Adoption, on an advisory basis, of a non-binding resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”	FOR	48
Proposal 3. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year	FOR	49
Proposal 4. To consider and act upon such other matters as may properly come before the 2022 Annual Meeting

How to Cast Your Vote

Shareholders of record can vote by any of the following methods:

Via Internet by visiting www.proxyvote.com.

•   Before the Annual Meeting — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 15, 2022.

•   During the Annual Meeting — You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/FRGI2022 and vote during the meeting by following the instructions provided on the enclosed proxy card.

Via telephone by calling 1-800-690-6903.
Via mail (if you received your proxy materials by mail), you can vote by marking, dating, signing and timely returning the proxy card in the postage-paid envelope

•        If you hold your shares beneficially in “street name” through a broker, bank or other nominee, you may be able to complete your proxy and authorize your vote by proxy, by telephone or the Internet as well as by mail. You must follow the instructions provided by your broker or other nominee to vote your shares.

•        If you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares will not be voted with respect to Proposals 1, 2 and 4, as we do not believe such proposals qualify for discretionary voting treatment by a broker.

•        If you are a beneficial owner holding your shares in “street name” and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of common stock will not be voted with respect to any proposal for which the shareholder of record does not have “discretionary” authority to vote.

FIESTA RESTAURANT GROUP, INC.

Page
QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING	2
PROPOSAL 1
ELECTION OF DIRECTORS	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
CORPORATE GOVERNANCE	23
EXECUTIVE COMPENSATION	24
REPORT OF THE COMPENSATION COMMITTEE	32
SUMMARY COMPENSATION TABLE	33
GRANTS OF PLAN-BASED AWARDS	36
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	38
OPTIONS EXERCISED AND STOCK VESTED	39
NONQUALIFIED DEFERRED COMPENSATION	39
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL	39
DIRECTOR COMPENSATION	46
PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”	48
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
ANNUAL MEETING PROCEDURES	50
OTHER INFORMATION	54

i

FIESTA RESTAURANT GROUP, INC.
14800 Landmark Boulevard, Suite 500
Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
JUNE 16, 2022

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of FIESTA RESTAURANT GROUP, INC., a Delaware corporation, to be used at the Annual Meeting of Shareholders, which we refer to as the “2022 Annual Meeting” or the “meeting”, of the Company which will be exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022 on Thursday, June 16, 2022, at 10:00 A.M. (EDT), and at any adjournment or adjournments thereof. Only shareholders of record at the close of business on April 19, 2022, which we refer to as the “record date”, will be entitled to vote at the 2022 Annual Meeting. The approximate date on which the “Important Notice Regarding the Availability or Proxy Materials” was first sent or given to shareholders was on or about April 29, 2022.

Holders of our common stock at the close of business on April 19, 2022 will be entitled to vote at the 2022 Annual Meeting exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022. As of April 19, 2022, 25,918,603 shares of our common stock, $0.01 par value per share, were outstanding and each entitled to one vote. Shareholders are entitled to one vote for each share of common stock held. A majority, or 12,959,302 of these shares, present in person via live webcast or represented by proxy at the 2022 Annual Meeting, will constitute a quorum for the transaction of business.

This Proxy Statement and our 2021 Annual Report are also available at www.proxyvote.com.

All references in this Proxy Statement to “Fiesta Restaurant Group”, the “Company”, “we”, “us” and “our” refer to Fiesta Restaurant Group, Inc. References to the “board of directors” or “board” refer to the board of directors of Fiesta Restaurant Group.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING

Why did I receive an “Important Notice Regarding the Availability of Proxy Materials”?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, which we refer to as the “SEC”, instead of mailing a printed proxy card or printed materials, we have elected to provide access to our proxy materials (which include this Proxy Statement, our 2021 annual report and form of proxy card) via the Internet. A Notice of Internet Availability of Proxy Materials, which we refer to as the “notice” will be mailed to our shareholders of record and beneficial owners (shareholders who own their stock through a nominee such as a bank or broker). The document will instruct shareholders on how to access the proxy materials on a secure website referred to in the notice or how to request printed copies.

In addition, by following the instructions in the notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What are the proposals that will be voted at the meeting?

At the 2022 Annual Meeting, the Company asks you to vote on four proposals:

Proposal 1: to elect the eight directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

Proposal 2: to adopt, on an advisory basis, a non-binding resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”;

Proposal 3: to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year; and

Proposal 4: to consider and act upon such other matters as may properly come before the 2022 Annual Meeting.

The board may also ask you to participate in the transaction of any other business that is properly brought before the 2022 Annual Meeting in accordance with the provisions of our Restated Certificate of Incorporation, as amended, which we refer to as the “Restated Certificate of Incorporation” and Amended and Restated Bylaws, as amended, which we refer to as the “Bylaws”.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING
FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON PROPOSAL 1 AND FOR
PROPOSALS 2 AND 3.

When will the 2022 Annual Meeting be held?

The 2022 Annual Meeting is scheduled to be held at 10:00 A.M. (EDT), on Thursday, June 16, 2022 exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022.

How can I attend the 2022 Annual Meeting?

Only shareholders of the Company or their duly authorized proxies may attend the 2022 Annual Meeting. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/FRGI2022. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, shareholders will need the 16-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the meeting virtually online and you have your control number, please go to www.virtualshareholdermeeting.com/FRGI2022 prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the 2022 Annual Meeting to allow time for our shareholders to log in and test their devices’ audio system.

What if I am having technical difficulties?

If you are experiencing technical difficulties accessing the 2022 Annual Meeting, you may call the technical support numbers posted on the log-in page of the virtual meeting platform.

How can I submit a question at the 2022 Annual Meeting?

As part of the 2022 Annual Meeting, we will hold a live question and answer session during which we intend to answer all questions properly submitted during the 2022 Annual Meeting in accordance with the 2022 Annual Meeting Rules of Conduct that are pertinent to the Company and the 2022 Annual Meeting matters and as time permits. The 2022 Annual Meeting Rules of Conduct will be made available on the virtual meeting platform. Questions that we determine do not conform with the 2022 Annual Meeting Rules of Conduct, are not otherwise directly related to the business of the Company and are not pertinent to the 2022 Annual Meeting matters will not be answered. Each stockholder will be limited to one question so as to allow us to respond to as many stockholder questions as possible in the allotted time. We will address substantially similar questions, or questions that relate to the same topic, in a single response.

We ask that all stockholders provide their name and contact details when submitting a question through the virtual meeting platform so that we may address any individual concerns or follow up matters directly. If you have a question of personal interest that is not of general concern to all stockholders, or if a question posed at the 2022 Annual Meeting was not otherwise answered, we encourage you to contact us separately after the 2022 Annual Meeting by visiting https://www.frgi.com/investor-relations/investor-resources/investor-contacts/default.aspx.

Once you login to the virtual meeting platform at www.virtualshareholdermeeting.com/FRGI2022, you may select the “Q&A” button on the bottom right side of the virtual meeting platform interface and then type your question into the “Submit a Question” field and click “Submit”.

Please note that stockholders will need their valid 16-digit control number to ask questions at the 2022 Annual Meeting. See “How can I attend the 2022 Annual Meeting?” above for information on how to obtain your 16-digit control number. If you are a “beneficial owner,” also known as a “street name” holder, please see “How do I vote if my common shares are held in “street name”?’ below for more information.

Who is soliciting my vote?

In this Proxy Statement, the board is soliciting your vote.

How does the board recommend that I vote?

The board unanimously recommends that you vote by proxy using the proxy card with respect to the proposals, as follows:

•        FOR the election of the eight named director nominees as directors;

•        FOR on an advisory basis, the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Proxy Statement under “Executive Compensation”; and

•        FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year.

Why is the board recommending FOR Proposals 1, 2 and 3?

We describe all proposals and the board’s reasons for supporting Proposals 1, 2 and 3 in detail beginning at page 7 of this Proxy Statement.

Who can vote?

Holders of our common stock at the close of business on April 19, 2022, the record date, may vote at the 2022 Annual Meeting.

As of April 19, 2022, there were 25,918,603 shares of our common stock outstanding, each entitled to one vote.

How do I vote if I am a record holder?

You can vote by attending the 2022 Annual Meeting and voting in person exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022, or you can vote by proxy. If you are the record holder of your stock, you can vote in the following three ways:

•        By Internet: You may vote by submitting a proxy over the Internet. Please refer to the notice, proxy card or voting instruction form provided to you by your broker for instructions of how to vote by Internet.

•        Before the Annual Meeting — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 15, 2022.

•        During the Annual Meeting — You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/FRGI2022 and vote during the meeting by following the instructions provided on the enclosed proxy card.

•        By Telephone: Shareholders located in the United States may vote by submitting a proxy by telephone by calling the toll-free telephone number on the notice, proxy card or voting instruction form and following the instructions.

•        By Mail: If you received proxy materials by mail, you can vote by submitting a proxy by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

How do I vote if my common shares are held in “street name”?

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

If you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares will not be voted with respect to Proposals 1, 2 and 4 as we do not believe such proposals qualify for discretionary voting treatment by a broker. We therefore encourage you to provide voting instructions on a proxy card or a provided voting instruction form to the bank, broker, trustee or other nominee that holds your shares by carefully following the instructions provided in their notice to you.

How many votes do I have?

Shareholders are entitled to one vote per proposal for each share of common stock held.

How will my shares of common stock be voted?

The shares of common stock represented by proxies will be voted in accordance with the directions you make thereon at the 2022 Annual Meeting, but if no direction is given and you do not revoke your proxy, your proxy will be voted: FOR the election of the eight named director nominees (Proposal 1); FOR, on an advisory basis, the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Proxy Statement under “Executive Compensation,” (Proposal 2); and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year (Proposal 3).

What vote is required with respect to the proposals?

Proposal 1 will be decided by the affirmative vote of a majority of the shares of common stock voting with respect to such nominee. Proposals 2, 3 and 4 will be decided by the affirmative vote of a majority of the votes present in person or represented by proxy. A shareholder over the Internet, by telephone, or by mail can vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals 1, 2, 3 and 4. Each of Proposals 1, 2, 3 and 4 will pass if the total votes cast “for” a given proposal exceed the total number of votes cast “against” and “abstain” on such given proposal.

What is the effect of abstentions and broker non-votes on voting?

Abstentions and broker “non-votes” are included in the determination of the number of shares present at the 2022 Annual Meeting for quorum purposes. Abstentions count as a vote against the proposals. Broker “non-votes” are not counted in the tabulations of the votes cast or present at the 2022 Annual Meeting and entitled to vote on any of the proposals and therefore will have no effect on the outcome of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We anticipate that only Proposal 3 presented at the 2022 Annual Meeting will allow nominees to exercise discretionary voting power.

If I have already voted by proxy against the proposals, can I still change my mind?

Yes. To change your vote by proxy, simply sign, date and return the proxy card or voting instruction form in the accompanying postage-paid envelope, or vote by proxy by telephone or via the Internet in accordance with the instructions in the notice, proxy card or voting instruction form. We strongly urge you to vote by proxy FOR Proposals 1, 2 and 3. Only your latest dated proxy will count at the 2022 Annual Meeting.

Will my shares be voted if I do nothing?

If your shares of our common stock are registered in your name, you must sign and return a proxy card, vote over the Internet or by telephone or attend the 2022 Annual Meeting and vote in person exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022 in order for your shares to be voted.

If your shares of common stock are held in “street name,” that is, held for your account by a broker, bank or other nominee, and you do not instruct your broker or other nominee how to vote your shares, then, because Proposals 1, 2 and 4 are “non-routine matters,” your broker or other nominee would not have discretionary authority to vote your shares on such proposals. If your shares of our common stock are held in “street name,” your broker, bank or nominee has enclosed a proxy card or voting instruction form with this Proxy Statement. We strongly encourage you to authorize your broker or other nominee to vote your shares by following the instructions provided on the proxy card or voting instruction form.

Please return your proxy card or voting instruction form to your broker or other nominee by proxy, simply sign, date and return the enclosed proxy card or voting instruction form in the accompanying postage-paid envelope, or vote by proxy by telephone or via the Internet in accordance with the instructions in the proxy card or voting instruction form. Please contact the person responsible for your account to ensure that a proxy card or voting instruction form is voted on your behalf.

We strongly urge you to vote by proxy FOR Proposals 1, 2 and 3 by proxy over the Internet using the Internet address on the notice or proxy card, by telephone using the toll-free number on the notice or proxy card or by signing, dating and returning a proxy card by mail. If your shares are held in “street name,” you should follow the instructions on your proxy card or voting instruction form provided by your broker or other nominee and provide specific instructions to your broker or other nominee to vote as described above.

What constitutes a quorum?

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the 2022 Annual Meeting. Votes withheld, abstentions and broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for this meeting. In the absence of a quorum, the 2022 Annual Meeting may be adjourned by a majority of the votes entitled to be cast represented either in person or by proxy.

Whom should I call if I have questions about the 2022 Annual Meeting?

If you have any questions or you need additional copies of the proxy materials, please contact Louis DiPietro, Senior Vice President, Chief Legal and People Officer, General Counsel & Secretary by mail at 7255 Corporate Center Drive, Suite C, Miami, Florida 33126 or by telephone at (305) 671-1257.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING TO BE HELD ON JUNE 16, 2022:    THE PROXY STATEMENT FOR THE 2022 ANNUAL MEETING AND OUR 2021 ANNUAL REPORT ARE AVAILABLE FREE OF CHARGE AT WWW.PROXYVOTE.COM.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our current directors are Stacey Rauch, Nicholas Daraviras, Stephen P. Elker, Sherrill Kaplan, Andrew V. Rechtschaffen, Nicholas P. Shepherd, Richard C. Stockinger and Paul E. Twohig. Eight directors will be elected at the 2022 Annual Meeting.

The election of a director requires the affirmative vote of a majority of the shares of common stock voting with respect to such nominee (excluding abstentions and non-votes). Each proxy received will be voted FOR the election of the eight directors named below unless otherwise specified in the proxy. Proxies cannot be voted for a greater number than the nominees named below.

On February 5, 2020, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with AREX Capital Management, LP and certain of its affiliates (collectively, “AREX”). Pursuant to the Cooperation Agreement, the Company agreed to increase the size of the board of directors by one director seat and appointed Andrew Rechtschaffen (the “AREX Director”), an affiliate of AREX, to the board of directors and the Corporate Governance and Nominating Committee effective February 13, 2020. Pursuant to the Cooperation Agreement, Mr. Rechtschaffen began serving a term on February 13, 2020 and expiring at the 2020 Annual Meeting. We further agreed to nominate Mr. Rechtschaffen for election at the 2021 Annual Meeting, with a term expiring at the 2022 annual meeting of stockholders (the “2021 Annual Meeting”). From the Appointment Date until the Termination Date (as defined below), upon the death or disability of the AREX Director, AREX Capital Management, LP had the right to identify, and the board of directors would appoint, a replacement director with relevant financial and business experience, who qualified as independent under the SEC and NASDAQ rules and whose qualifications were substantially similar to Mr. Rechtschaffen.

With respect to each annual or special meeting of the Company’s stockholders, during the term of the Cooperation Agreement, AREX had agreed to vote the shares of the Company’s common stock then held by it in accordance with the board of directors’ recommendations on director election proposals and any other proposals submitted by the Company or a stockholder, except that AREX could vote in its discretion on Extraordinary Transactions (as defined in the Cooperation Agreement) and, other than with respect to director election or removal proposals, in accordance with the recommendations of Institutional Shareholder Services Inc. or Glass, Lewis & Co., LLC if either of them recommends differently from the board of directors.

The Cooperation Agreement terminated in January 2022 in accordance with its terms (the “Termination Date”). Prior to the Termination Date, consistent with the terms of the Cooperation Agreement, in December 2020, the Company and AREX agreed to re-nominate Mr. Rechtschaffen for election at the 2021 Annual Meeting. As such, the term of the Cooperation Agreement was automatically extended until the date that is 30 days prior to the deadline under the Company’s amended and restated bylaws, as amended, for director nominations and stockholder proposals for the 2022 annual meeting of stockholders. Each of the Company and AREX had the right to terminate the Cooperation Agreement earlier if the other party committed a material breach of the Agreement and such breach was not cured within 15 days after notice or, if such breach was not curable within 15 days, the breaching party had not taken any substantive action to cure within such 15-day period.

At this time, our board of directors knows of no reason why the Company’s eight nominees would be unable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance and Nominating Committee has reviewed the qualifications of the eight director nominees and has recommended the election of the eight directors recommended by the board.

Director Nominees’ Principal Occupations, Business Experience, Qualifications and Directorships

Name of Nominee	Committee Membership	Principal Occupation	Age	Director Since
Stacey Rauch	Compensation, Corporate Governance and Nominating (Chair)	Chair of the Board of Directors of Fiesta Restaurant Group; Non-Executive director of Heidrick & Struggles, Inc.	64	2012
Sherrill Kaplan	Audit	Chief Digital Officer of Planet Fitness; Director of Fiesta Restaurant Group	44	2018
Nicholas Daraviras	Corporate Governance and Nominating	Co-President of Leucadia Asset Management, a unit of Jefferies Financial Group Inc., Managing Director of Jefferies Financial Group Inc., and Director of Fiesta Restaurant Group	48	2011
Stephen P. Elker	Audit (Chair), Corporate Governance and Nominating	Director of Fiesta Restaurant Group; Director of various private-held companies in the finance and payments industries	70	2012
Nicholas P. Shepherd	Compensation, Audit	Board of Directors and a member of the Nominating & Corporate Governance Committee and the Compensation Committee of Spirit Realty Capital, Inc., Director of Fiesta Restaurant Group	63	2017
Paul E. Twohig	Compensation (Chair), Audit	Director of Fiesta Restaurant Group	68	2017
Andrew V. Rechtschaffen	Corporate Governance and Nominating	Director of Golden Arrow Merger Corp.; Director of JRC-NY, Inc.; Director of UJA Federation of New York; Director of Wharton Executive; Director of the Ramaz School; Director of Met Council; Director of Fiesta Restaurant Group	44	2020
Richard C. Stockinger	None	Chief Executive Officer, President and Director of Fiesta Restaurant Group	63	2017
Stacey Rauch (Chair) Director since 2012 Age: 64

With her public company board experience and distinguished career working with retailers, wholesalers and manufacturers during her 24 years at McKinsey & Company, Inc., Ms. Rauch brings to our board substantial expertise in business strategy, marketing, merchandising and operations in the retail industry.

Committee Membership:	Biography:
• Compensation • Corporate Governance and Nominating (Chair)

Stacey Rauch has served as the non-executive Chairman of the board of directors of Fiesta Restaurant Group since February 2017 and as a director of Fiesta Restaurant Group since 2012. Ms. Rauch is a Director (Senior Partner) Emeritus of McKinsey & Company, Inc. from which she retired in September 2010. Ms. Rauch was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers in the United States and internationally. Ms. Rauch is also a non-Executive director of Heidrick & Struggles, Inc., a leadership advisory firm providing executive search, consulting, and on-demand talent services, where she sits on the Audit and Finance Committee and the Nominating and Board Governance Committee. Ms. Rauch was formerly a member of the board of directors of Land Securities Group PLC, Ascena Retail Group, CEB Inc, Ann Inc, and the Tops Holding Corporation.

Nicholas Daraviras Director since 2011 Age: 48

Mr. Daraviras brings significant experience with the strategic, financial investment and operational issues of retail and consumer companies in connection with his service on the boards of a number of his firm’s portfolio companies over time.

Committee Membership:	Biography:
• Corporate Governance and Nominating

Nicholas Daraviras has served as a director of Fiesta Restaurant Group since April 2011. Mr. Daraviras has been a Managing Director of Jefferies Financial Group f/k/a Leucadia National Corporation (“Jefferies”) since 2014. From 1996 through 2014, Mr. Daraviras was employed with Jefferies Capital Partners LLC (“Jefferies Capital Partners”) or its predecessors. He is Co-President of Leucadia Asset Management, a unit of Jefferies Financial Group Inc. He also serves on several boards of directors of private portfolio companies of Jefferies and he is also an officer of certain Jefferies related entities.

Stephen P. Elker Director since 2012 Age: 70

Mr. Elker, with over 36 years of experience with KPMG LLP, brings to our board of directors extensive knowledge of accounting and tax practices that strengthens our board of directors’ collective knowledge, capabilities and experience.

Committee Membership:	Biography:
• Audit (Chair) • Corporate Governance and Nominating

Stephen P. Elker has served as a director of Fiesta Restaurant Group since May 7, 2012. Until 2009, Mr. Elker spent over 36 years with KPMG LLP, the U.S. member firm of KPMG International, beginning in its Washington D.C. office, and then with offices in Rochester, New York and Orlando, Florida. In 1999, Mr. Elker was appointed as managing partner of the Orlando office and served as partner in charge of the Florida business tax practice from 2001 to 2009. Mr. Elker also served as a member of the Nominating Committee and Strategy Committee of KPMG. During his career with KPMG, Mr. Elker led engagements for several hospitality and retail clients including large, multi-unit restaurant companies. Mr. Elker is a certified public accountant and previously served as an independent director and Chairman of the Audit Committee of CNL Growth Properties, Inc., a public, non-traded real estate investment trust. Mr. Elker also serves on the board of directors of a privately held company in the payments industry.

Sherrill Kaplan Director since 2018 Age: 44

With her broad experience as a marketing executive at Planet Fitness, Zipcar and Dunkin’ Brands, Ms. Kaplan brings substantial retail and restaurant expertise in marketing and digital strategy, innovation, brand management and product development, particularly with respect to social media, loyalty management, CRM and mobile and digital payments, to our board of directors.

Committee Membership:	Biography:
• Audit

Sherrill Kaplan has served as a director of Fiesta Restaurant Group since November 2018. Ms. Kaplan has served as the Chief Digital Officer of Planet Fitness since June 2021. Ms. Kaplan served as the Global Marketing Advisor of Advent International from May 2020 to June 2021, the Head of Marketing and Sales at Zipcar, Inc., a subsidiary of Avis Budget Group, Inc., from August 2018 to March 2020 and Vice President, Digital Marketing and Innovation at Dunkin’ Brands Group, Inc. from June 2011 to June 2018. Ms. Kaplan has also served as a member of the Consumer Advisory Board of American Express Company since March 2015.

Nicholas P. Shepherd Director since 2017 Age: 63

Mr. Shepherd, as former President and Chief Executive Officer of TGI Friday’s, Inc., brings significant leadership, management, operational, financial, marketing, franchising, brand management and public company board experience to the Board.

Committee Membership:	Biography:
• Compensation • Audit

Nicholas P. Shepherd has served as a director of Fiesta Restaurant Group since April 2017. Mr. Shepherd served as Chief Executive Officer and President of TGI Friday’s, Inc. (formerly known as Carlson Restaurants Worldwide Inc.) from 2009 until 2015. From 2008 until 2009, Mr. Shepherd served as Chief Executive Officer and Chairman of the Board of Directors of Sagittarius Brands, Inc., a private restaurant holding company, which owned and operated the Del Taco and Captain D’s restaurant brands. From 1995 until 2007, Mr. Shepherd served in several capacities at Blockbuster, Inc., including serving as Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 until 2004, Senior Vice President International from 1998 until 2001 and Vice President and General Manager from 1995 until 1999. Mr. Shepherd currently serves on the Board of Directors and as a member of the Nominating & Corporate Governance Committee and the Compensation Committee of Spirit Realty Capital, Inc., a publicly traded real estate investment trust.

Paul E. Twohig Director since 2017 Age: 68

With over 30 years of experience in the restaurant industry, Mr. Twohig brings to our board of directors significant leadership, management, operational, financial, marketing and franchising experience.

Committee Membership:	Biography:
• Audit • Compensation (Chair)

Paul E. Twohig has served as a director of Fiesta Restaurant Group since February 2017. Mr. Twohig is a global retail and food service senior executive with demonstrated success leading some of the world’s most prominent brands. Mr. Twohig served as President of MOD Super Fast Pizza Holdings, LLC (“MOD Pizza”) from October 2018 to January 2020 after previously serving as Chief Operating Officer of MOD Pizza from July 2017 until October 2018. From 2009 until 2017, Mr. Twohig served as President of Dunkin Donuts, U.S. and Canada. He was a member of the senior executive team that completed Dunkin Donuts’ initial public offering in 2011. Previously, Mr. Twohig held several senior executive roles with Starbucks Corporation, including Vice President and General Manager, U.K., and Senior Vice President, Eastern Division. Additionally, Mr. Twohig served as Chief Operating Officer and Executive Vice President at Panera Bread Company. His governance experience includes serving as a member of the Board of Directors for Dentistry for Children from 2011 to 2014, and for Solantic Urgent Care, Inc. from 2007 to 2011.

Andrew V. Rechtschaffen Director since 2020 Age: 44

With over 20 years of experience in the investment industry, Mr. Rechtschaffen brings to our board of directors expertise in mergers and acquisitions, financial statement analysis, corporate governance, and corporate strategy.

Committee Membership:	Biography:
• Corporate Governance and Nominating

Andrew V. Rechtschaffen has served as a director of Fiesta Restaurant Group since February 2020. Mr. Rechtschaffen founded and has been the managing partner and portfolio manager of AREX Capital Management, LP, and its affiliated funds, a value-oriented investment firm since 2017. Prior to AREX Capital Management, LP, Mr. Rechtschaffen worked as an analyst at Greenlight Capital (“Greenlight”) from 2011 through 2017, where he became a partner in January 2014. Earlier, he was the founder and portfolio manager of Obrem Capital from 2008 until 2010, a managing director in the Principal Strategies Group at Citadel Investment Group from 2005 until 2006, and with Greenlight from 2002 through 2005, where he became a Partner in 2005. Mr. Rechtschaffen has also served as a Director of Golden Arrow Merger Corp since March 2021. Golden Arrow Merger Corp. is a publicly traded special-purpose acquisition company initially focused on identifying a prospective target business in the healthcare or healthcare-related infrastructure industries in the United States and other developed countries. He has also served on the boards of Golden Arrow Merger Corp since March 2021, JRC-NY, Inc., since July 2019, UJA Federation of New York since July 2014, Wharton Alumni Executive since July 2019, the Ramaz School since September 2014 and Met Council since January 2018.

Richard C. Stockinger Director since 2017 Age: 63

Mr. Stockinger, as Chief Executive Officer and President of Fiesta Restaurant Group, and with over three decades of experience as a senior executive officer and as a director of several restaurant companies, brings significant leadership, management, operational, financial, marketing, franchising, brand management and public company board experience to the Board. In particular, Mr. Stockinger brings valuable experience in brand revitalization and shareholder value creation.

Committee Membership:	Biography:
None

Richard “Rich” Stockinger has served as a director of Fiesta Restaurant Group since April 2017 and has been Chief Executive Officer and President of Fiesta Restaurant Group since February 2017. Previously, he served as President and Chief Executive Officer of Benihana, Inc. (“Benihana”) from 2009 until 2014, as a member of the Board of Directors of Benihana from 2008 until 2014, as a member of the Audit Committee of Benihana from 2008 until 2009, and as Chairman of the Board of Directors of Benihana from 2010 until 2012. Mr. Stockinger has significant experience in successful strategic turnarounds and shareholder value creation. During his tenure as President and CEO of Benihana, the stock of Benihana rose from $1.88 per share to $16.30 per share over a period of three years. Prior to joining Benihana, Mr. Stockinger spent more than two decades at The Patina Restaurant Group, LLC in New York and its predecessor, Restaurant Associates, Inc. (“RA”), during which time he served in various senior executive capacities, including as President from 2003 until 2008 and as a director from 1998 until 2006. In addition to his roles at Patina and RA, Mr. Stockinger was involved in the turnaround of several other successful restaurant companies including Au Bon Pain, California Pizza Kitchen, Acapulco Restaurants, El Torito Restaurants, Smith & Wollensky and Chevy’s. Mr. Stockinger also served as a consultant to Bruckmann, Rosser, Sherrill & Co., a private equity firm, from 2014 until 2017, and Not Your Average Joes, a private restaurant company where Mr. Stockinger also serves as a member of its board of directors.

Your board unanimously recommends a vote FOR the election of our eight named director nominees to your board of directors, Stacey Rauch, Nicholas Daraviras, Stephen P. Elker, Sherrill Kaplan, Andrew V. Rechtschaffen, Nicholas P. Shepherd, Richard C. Stockinger and Paul E. Twohig. Proxies received in response to this solicitation will be voted FOR the election of the eight named director nominees to our board of directors unless otherwise specified in the proxy.

Board Skills Assessment

The Board Skills assessment below illustrates the key skills that our board has identified as particularly valuable to the effective oversight of the Company and our strategy. This highlights the depth and breadth of skills possessed by current directors.

Board Skills Assessment
Strategy Development
6
Restaurant / Consumer Experience
4
Corporate Governance
6
Mergers and Acquisitions
7
General Management/Business Operations
3
Finance/Financial Industry
3
Risk Management
7
Leadership Experience as CEO/COO/President
3
HR/Talent
4
Legal, Tax, and Regulatory
1

BOARD DIVERSITY MATRIX AS OF APRIL 29, 2022
Total Number of Directors		8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	0	0
Alaskan Native or Native American	0	0	0
Asian	0	0	0
Hispanic or Latinx	0	0	0
Native Hawaiian or Pacific Islander	0	0	0
White	2	6	0
Two or More Races or Ethnicities	0	0	0
LGBTQ+	0	0	0
Did Not Disclose Demographic Background	0	0	0

Information Regarding Executive Officers

Name of Officer	Age	Position
Richard Stockinger	63	Chief Executive Officer and President
Dirk Montgomery	59	Senior Vice President, Chief Financial Officer and Treasurer
Louis DiPietro	51	Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary
Hope Diaz	45	Senior Vice President and Chief Marketing Officer
Patricia Lopez-Calleja	51	Senior Vice President, Strategic Initiatives and Chief Experience Officer
Richard C. Stockinger Age: 63	Biography:
Chief Executive Officer and President	For biographical information regarding Richard C. Stockinger, please see page 11 of this Proxy Statement.
Dirk Montgomery Age: 59	Biography:
Senior Vice President, Chief Financial Officer and Treasurer

Dirk Montgomery has been Senior Vice President, Chief Financial Officer and Treasurer of Fiesta Restaurant Group since September 9, 2019. Mr. Montgomery served as Chief Financial Officer of Hooters International from August 2016 until September 2019. Mr. Montgomery also served as Chief Financial Officer of European Wax Centers from April 2015 until July 2016, Chief Financial Officer of Health Insurance Innovations from September 2014 until March 2015, Executive Vice President and Chief Financial Officer of Ascena Retail Group, Inc. from January 2013 until August 2014 and Chief Financial Officer and Global Productivity Executive (2005 – 2011) and Chief Value Chain Officer (2012 – 2013) of Bloomin’ Brands, Inc.

Louis DiPietro Age: 51	Biography:
Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary

Louis DiPietro has served as Senior Vice President, Chief Legal Officer, General Counsel and Secretary of Fiesta Restaurant Group since December 2018 and Chief People Officer of Fiesta Restaurant Group since September 1, 2020. Mr. DiPietro served as Senior Vice President, General Counsel and Corporate Secretary of Panera Bread Company (“Panera”) from November 2014 until October 2018. Prior to serving as General Counsel, Mr. DiPietro served as VP, Deputy General Counsel from January 2008 to November 2014. During Mr. DiPietro’s 12-year career at Panera, he held several roles of increasing responsibility in the legal department.

Hope Diaz Age: 45	Biography:
Senior Vice President and Chief Marketing Officer

Hope Diaz has served as Senior Vice President and Chief Marketing Officer of Fiesta Restaurant Group since September 16, 2019. Prior to joining Fiesta Restaurant Group, Ms. Diaz held a variety of leadership roles within the quick service restaurant industry from 2007 to 2019, including, but not limited to, serving as the Global Chief Marketing Officer at Popeyes from October 2017 to August 2019, Head of Global Innovation & Guest Understanding for Burger King from August 2014 to October 2017 and Head of Marketing Communications for Burger King North America from July 2013 to August 2014, along with other roles within Burger King marketing, beginning in October 2007. Prior to entering the Quick Service Restaurant industry, she held a variety of Research and Strategic Planning roles during her 9-year tenure at MTV and Nickelodeon Latin America.

Patricia Lopez-Calleja Age: 51	Biography:
Senior Vice President, Strategic Initiatives, Chief Experience Officer

Patricia Lopez-Calleja has served as Senior Vice President, Strategic Initiatives and Chief Experience Officer of Fiesta Restaurant Group since January 2022. Previously, Ms. Lopez-Calleja served as Senior Vice President and Chief Experience Officer from March 2020 to January 2022 Senior Vice President, Guest Engagement of Fiesta Restaurant Group from September 2019 to March 2020, Vice President, Guest Engagement from August 2018 to August 2019, Director of Customer Relations of Pollo Tropical from September 2017 to July 2018 and Director of Guest Relations for Pollo Tropical from July 2016 to August 2017. During her tenure at Pollo Tropical, which began in November 1996, Ms. Lopez-Calleja held numerous positions within the organization with increased levels of responsibility that included building the catering infrastructure and guest engagement platforms.

Information Regarding the Board of Directors and Committees

Director Attendance

During the fiscal year ended January 2, 2022, our board of directors met or acted by unanimous consent on 12 occasions. During the fiscal year ended January 2, 2022, each of the directors who were on the board attended more than 95% of the aggregate number of meetings of the board of directors and of any committees of the board of directors on which they served. We do not have a policy on attendance by directors at our Annual Meeting of Shareholders. All of our directors attended our 2021 Annual Meeting of Shareholders.

Independence of Directors

As required by the listing standards of NASDAQ, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that, other than Mr. Stockinger, all of the members of our board of directors including as nominees for director at the Annual Meeting are independent pursuant to NASDAQ.

Committees of the Board

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee	Members: Elker, Twohig, Kaplan and Shepherd
Chair:	Key Responsibilities:
Stephen P. Elker (Financial Expert)
• Reviews our annual and interim financial statements and reports to be filed with the SEC;
• Monitors our financial reporting process and internal control system;
• Appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;
• Oversees the performance of our internal audit function;

Audit Committee	Members: Elker, Twohig, Kaplan and Shepherd
• Conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•   Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

• Oversees our compliance with legal, ethical and regulatory matters.

All of the current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Exchange Act and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Elker serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act and has the financial sophistication required under the NASDAQ listing standards.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended January 2, 2022, the Audit Committee met or acted by unanimous consent on four occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at http://www.frgi.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on their audit. The Audit Committee oversees on behalf of the board (i) the accounting, financial reporting, and internal control processes of the Company, and (ii) the audits of the financial statements and internal controls of the Company. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.

The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended January 2, 2022 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the financial statements with both management and Deloitte. The Audit Committee reviewed with Deloitte such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communication with Audit Committees”. In addition, the Audit Committee discussed with Deloitte the auditor’s independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant’s communication with the audit committee concerning independence.

The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.

Based on the foregoing, we recommended to the board of directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended January 2, 2022, for filing with the Securities and Exchange Commission.

Audit Committee
Stephen P. Elker, Chairman
Paul Twohig
Nicholas P. Shepherd
Sherrill Kaplan
Compensation Committee	Members: Rauch, Shepherd and Twohig
Chair:	Key Responsibilities:
Paul Twohig
• Provides oversight on the development and implementation of the compensation programs for our executive officers and outside directors and disclosure relating to these matters; and
• Reviews and approves the compensation of our Chief Executive Officer and our executive officers

The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. During the 2021 fiscal year, the Compensation Committee again retained Pearl Meyer & Partners, LLC, which we refer to as “Pearl Meyer”, to review the Company’s compensation policies, plans, and amounts for the CEO and other executive officers, including the Named Executive Officers. The role of Pearl Meyer in determining or recommending the amount or form of executive and director compensation, the nature and scope of Pearl Meyer’s assignment and the material elements of the instructions or directions given to Pearl Meyer with respect to the performance of their duties under the engagement are described in the Compensation Discussion and Analysis included in this Proxy Statement. We believe that the use of an independent compensation consultant provides additional assurance that our compensation programs are reasonable and consistent with our goals and objectives. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. All of the members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended January 2, 2022, the Compensation Committee met or acted by unanimous consent on eight occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at http://www.frgi.com.

Corporate Governance and Nominating Committee	Members: Rauch, Elker, Daraviras and Rechtschaffen
Chair:	Key Responsibilities:
Stacey Rauch

•   Establishes criteria for board and committee membership and recommends to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

• Makes recommendations regarding proposals submitted by our shareholders; and
• Makes recommendations to our board of directors regarding corporate governance matters and practices.

All of the members of our Corporate Governance and Nominating Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended January 2, 2022, the Corporate Governance and Nominating Committee met or acted by unanimous consent on five occasions. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at http://www.frgi.com.

Nominations for the Board of Directors

The Corporate Governance and Nominating Committee of the board of directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•        the highest personal and professional ethics, integrity and values;

•        the ability to exercise sound judgment;

•        the ability to make independent analytical inquiries;

•        willingness and ability to devote adequate time, energy, and resources to diligently perform board and board committee duties and responsibilities; and

•        a commitment to representing the long-term interests of the shareholders.

In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•        whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•        whether the person would qualify as an “independent” director under SEC and NASDAQ rules.

The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee and our Board recognize its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender and sexual origin, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders. Particularly in the context of the pending rulemaking regarding Board diversity, and consistent with our Board’s philosophy, it is the Company’s intention to continue to review opportunities to expand the level of diversity in the experiences and outlook of our Board nominees as we move forward.

The Corporate Governance and Nominating Committee shall make every effort to ensure that the board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for election to the board, the Corporate Governance and Nominating Committee will consider and review such existing director’s board and committee attendance and performance, independence, experience, skills, and the contributions that the existing director brings to the board.

The Corporate Governance and Nominating Committee has relied upon third-party search firms to identify director candidates and may continue to employ such firms in the future if so desired. The Corporate Governance and Nominating Committee also relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, and shareholders as a source for potential director candidates. The board retains complete independence in making nominations for election to the board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our Bylaws, any shareholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the current year’s annual meeting of shareholders is advanced by more than 30 days, or delayed by more than 70 days from the anniversary date of the immediately preceding annual meeting of shareholders, any shareholder may recommend nominees for director not more than 120 days in advance of the date of the current year’s annual meeting of shareholders and not less than the close of business on the later of the 90th day prior to the date of the current year’s annual meeting of shareholders or the 10th day following the date of the public announcement of the date of the current year’s annual meeting of shareholders), by writing to Louis DiPietro, Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary, Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the shareholder submitting the nomination, any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Stacey Rauch, the Chairman of the Corporate Governance and Nominating Committee, or her successor, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Board Leadership Structure and Role in Risk Oversight

Board Leadership

Our board of directors believes that our current model of separate individuals serving as Chairman of the board of directors and as Chief Executive Officer is the appropriate leadership structure for us at this time. The board of directors believes that each of the possible leadership structures for a board has its particular advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The Company does not have a member of our board of directors who is formally identified as the “lead independent director.” However, the board of directors has determined that having an independent director serve as Chairman of the board of directors is in the best interest of our shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of Fiesta Restaurant Group, active participation of the independent directors in setting agendas and establishing the board of directors’ priorities and procedures, including with respect to our corporate governance.

Risk Oversight

Our board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management and third parties engaged by the Company perform duties related to its internal audit reviews on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. Our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. While we do not maintain a separate committee which specifically governs information technology and related cyber security risks, our Audit Committee and Board receive regular, scheduled updates from management and our internal audit provider regarding cyber security risks, exposures, mitigation strategies and applicable regulatory frameworks. In addition, our Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for our executive officers. Our Corporate Governance and Nominating Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance.

Some risks, particularly those relating to potential operating liabilities, the protection against physical loss or damage to our facilities, cybersecurity and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. Our insurance contracts are reviewed, managed and procured by our Risk Management and Legal departments along with our Chief Financial Officer to optimize their completeness and efficacy.

Risk Considerations in Executive Compensation

Our Compensation Committee regularly considers risk as it relates to our compensation programs, including our executive compensation program, and our Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our executive compensation program to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate- and long-term corporate performance and generally are tied to the achievement of company-wide goals. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our Company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient portion of overall compensation to motivate our executives to produce short-, intermediate- and long-term corporate results, while the fixed element of compensation is sufficient that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Codes of Ethics

We have adopted written codes of ethics applicable to our directors, officers, and employees in accordance with the rules of the SEC and the NASDAQ listing standards. With respect to our Code of Ethics for Executives and Principal Financial Employees, our policy requires covered employees to execute an annual certification confirming that they understand and will comply with the Code. We make our codes of ethics available on the investor relations section of our website at http://www.frgi.com. We will disclose on our website amendments to, or waivers from, our codes of ethics in accordance with all applicable laws and regulations.

Environmental, Social, and Governance (“ESG”)

Our board of directors recognizes the importance of environmental, social and governance issues and is committed to maintaining high ethical standards, upholding our corporate values, and implementing environmentally and socially responsible business practices. The management of key non-financial risks and opportunities, such as workforce inclusion and development, social impact, and environmental sustainability, are critical components in the Company’s long-term performance and strategy. The Company is currently planning and developing its ESG strategy to enhance the scope of our ESG practices including in our compensation programs and key Company initiatives.

Delinquent Section 16 Reports

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons, if any, who beneficially own more than 10% of our common stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended January 2, 2022.

Employee, Officer Director Hedging Policy

Our Insider Trading Policy and Management Insider Trading Policy prohibit directors and executive officers from purchasing securities or other financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities or diminish the full ownership risks and rewards of their direct or indirect Company stock holdings, including without limitation “costless collars,” forward sale contracts, equity swaps, and exchange funds.

Shareholder Communications with the Board of Directors

Any shareholder or other interested party who desires to communicate with our Chairman of the board of directors or any of the other members of the board of directors may do so by writing to: Board of Directors, c/o Stacey Rauch, Chairman of the Board of Directors, Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254. Communications may be addressed to the Chairman of the board, an individual director, a board committee, the non-management directors, or the full board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” offensive or inappropriate material, and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our common stock as of April 19, 2022 by:

•        each person known by us to beneficially own more than 5% of all outstanding shares of our common stock;

•        each of our directors, nominees for director, and Named Executive Officers (as set forth in “Executive Compensation-Summary Compensation Table” herein) individually; and

•        all of our directors and executive officers as a group.

25,918,603 shares of our common stock were outstanding on April 19, 2022.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, other than to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Except as otherwise indicated, the address for each beneficial owner is c/o Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Jefferies Financial Group Inc.(1)	5,262,189	20.3%
T. Rowe Price Associates, Inc.(2)	4,500,831	17.4%
T. Rowe Price Small-Cap Stock Fund, Inc.
BlackRock, Inc.(3)	2,762,541	10.7%
AREX Capital Master Fund, LP(4)	2,505,292	9.7%
AREX Capital GP, LLC
AREX Capital Management, LP
AREX Capital Management GP, LLC
Andrew Rechtshaffen
Private Capital Management, LLC(5)	1,375,170	5.3%
Richard C. Stockinger	327,925	1.3%
Dirk Montgomery	180,995	*
Louis DiPietro	116,285	*
Hope Diaz	91,010	*
Patricia Lopez-Calleja	69,770	*
Stacey Rauch	50,100	*
Nicholas P. Shepherd	30,823	*
Paul E. Twohig	36,246	*
Stephen P. Elker	41,978	*
Nicholas Daraviras	38,325	*
Sherrill Kaplan	24,745	*
Andrew V. Rechtschaffen(6)	23,302	*
All directors and executive officers as a group	1,031,504	4.0%

____________

*        Less than one percent

(1)      Information was obtained from a Schedule 13D/A filed on February 28, 2020 with the SEC. Jefferies owns our shares as follows: (a) Sole Voting Power: 5,262,189, (b) Shared Voting Power: 0, (c) Sole Dispositive Power: 5,262,189 and (d) Shared Dispositive Power: 0. The address for Jefferies is 520 Madison Avenue, New York, New York.

(2)      Information was obtained from a Schedule 13G/A filed on February 14, 2022 with the SEC. T. Row Price Associates, Inc. (“T. Rowe Price Associates”) beneficially owns our shares as follows: (a) Sole Voting Power: 1,133,082, (b) Shared Voting Power: 0, (c) Sole Dispositive Power: 4,500,831 and (d) Shared Dispositive Power: 0. T. Rowe Price Small-Cap Stock Fund Inc. (“T. Rowe Price Small-Cap”), beneficially owns our shares as follows: (a) Sole Voting Power: 2,178,982, (b) Shared Voting Power: 0, (c) Sole Dispositive Power: 0 and (d) Shared Dispositive Power: 0. The address of the principal office of T. Rowe Price Associates and T. Rowe Price Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)      Information was obtained from a Schedule 13G/A filed on January 27, 2022 with the SEC. BlackRock Inc. beneficially owns our shares as follows: (a) Sole Voting Power: 2,737,091, (b) Shared Voting Power: 0, (c) Sole Dispositive Power: 2,762,541, and (d) Shared Dispositive Power: 0. The address for BlackRock Inc. is 55 East 52nd Street, New York, New York 10055.

(4)      Information was obtained from a Schedule 13D/A filed on February 7, 2020 with the SEC. AREX Capital Master Fund, LP (“AREX Master”) beneficially owns our shares as follows: (a) Sole Voting Power: 0, (b) Shared Voting Power: 1,180,000, (c) Sole Dispositive Power: 0 and (d) Shared Dispositive Power: 1,180,000. AREX Capital GP, LLC (“AREX Capital GP”) owns our shares as follows: (a) Sole Voting Power: 0, (b) Shared Voting Power: 1,180,000, (c) Sole Dispositive Power: 0 and (d) Shared Dispositive Power: 1,180,000. AREX Capital Management, LP (“AREX Management”) owns our shares as follows: (a) Sole Voting Power: 0, (b) Shared Voting Power: 2,505,292, (c) Sole Dispositive Power: 0 and (d) Shared Dispositive Power: 2,505,292. AREX Capital Management GP, LLC (“AREX Management GP”) owns our shares as follows: (a) Sole Voting Power: 0, (b) Shared Voting Power: 2,505,292, (c) Sole Dispositive Power: 0 and (d) Shared Dispositive Power: 2,505,292. Andrew Rechtschaffen owns our shares as follows: (a) Sole Voting Power: 0, (b) Shared Voting Power: 2,505,292, (c) Sole Dispositive Power: 0 and (d) Shared Dispositive Power: 2,505,292. Securities owned directly by AREX Master and held in certain accounts (the “AREX Managed Accounts”) managed by AREX Management, which also acts as the investment advisor to AREX Master. Mr. Rechtschaffen solely by virtue of his position as the managing member of each of AREX Capital GP, the general partner of AREX Master, and AREX Management GP, the general partner of AREX Management, may be deemed to beneficially own the securities owned directly by AREX Master and held in the AREX Managed Accounts for purposes of Section 16 of the Exchange Act. Mr. Rechtschaffen expressly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address for AREX Master, AREX Capital GP, AREX Management, AREX Management GP and Mr. Rechtschaffen is 250 West 55th Street, 15th Floor, New York, NY 10019.

(5)      Information was obtained from a Schedule 13G/A filed on February 4, 2022 with the SEC. Private Capital Management, LLC beneficially owns our shares as follows: (a) Sole Voting Power: 494,091, (b) Shared Voting Power: 881,079, (c) Sole Dispositive Power: 494,091, and (d) Shared Dispositive Power: 881,079. The address for Private Capital Management, LLC is 8889 Pelican Bay Boulevard, Suite 500, Naples, FL 34108.

(6)      Information was obtained from a Statement of Changes in Beneficial Ownership on Form 4 filed on April 28, 2021 with the SEC. Securities owned directly by AREX Master and held in AREX Managed Accounts managed by AREX Management, which also acts as the investment advisor to AREX Master. Mr. Rechtschaffen solely by virtue of his position as the managing member of each of AREX Capital GP, the general partner of AREX Master, and AREX Management GP, the general partner of AREX Management, may be deemed to beneficially own the securities owned directly by AREX Master and held in the AREX Managed Accounts for purposes of Section 16 of the Exchange Act. Mr. Rechtschaffen expressly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of Mr. Rechtschaffen is 250 West 55th Street, 15th Floor, New York, NY 10019.

Equity Compensation Plan

The following table summarizes our 2021 Stock Incentive Plan (the “2021 Plan”) which is the equity compensation plan under which our common stock may be issued as of January 2, 2022. Our shareholders have approved the 2021 Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	1,757,976
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,757,976

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Procedures

The board of directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The board of directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the board of directors on all related party transactions considered.

The Company engaged Jefferies LLC (“Jefferies LLC”), an affiliate of Mr. Daraviras, one of the members of Fiesta’s board of directors and a subsidiary of Jefferies Financial Group, Inc, a holder of more than 20 percent of the total outstanding shares of the Company, in connection with advisory services related to the sale of Taco Cabana. The engagement of Jefferies LLC and the corresponding engagement letter was approved by the Audit Committee in accordance with the Company’s Related Party Transaction Policy as described on page 22 of this proxy statement. The Company paid fees of $2.0 million to Jefferies LLC in 2021.

Family Relationships

There are no family relationships between any of our executive officers or directors.

CORPORATE GOVERNANCE

Corporate Governance Initiatives

Over the last few years, we adopted multiple structures to strengthen our board’s independence, ensure robust risk oversight and enhance our Company’s governance and executive compensation programs. The following table of corporate governance highlights is indicative of our commitment to shareholders and desire to ensure Fiesta implements best-in-class corporate governance features, appropriate for our evolving company.

Corporate Governance Highlights

•        Board Declassification

•        Mandatory Director Retirement Age

•        Independent Chair

•        Highly Independent Board

•        Majority Voting in Uncontested Elections

•        Board Tenure — Average of approximately 6 ½ years

•        Board Refreshment — Five new Independent Directors over the past five years

Shareholder Engagement Initiatives

The Company’s board of directors, Compensation Committee, and management value the opinions of our shareholders. We are committed to being transparent with shareholders on all topics, including our business strategy, governance and compensation programs, and responsive to shareholder feedback provided.

Based on feedback received during these meetings, as well as historical voting outcomes, we believe our shareholders are generally supportive of the Company’s governance and compensation programs. Nevertheless, we believe these conversations with shareholders are invaluable and will continue to seek shareholder input on similar topics when making future board decisions.

Board Declassification

In 2018, our Board, with the approval of our shareholders, declassified our Board. This enhancement to our governance program became effective at the 2019 Annual Meeting.

Majority Voting

In response to strong shareholder support, in 2017, our Board, with the approval of our shareholders, adopted a majority vote standard in uncontested director elections. This enhancement to our governance program has been effective since the 2018 Annual Meeting and we believe this feature provides shareholders with a more meaningful role in the outcome of uncontested director elections and encourage increased director accountability and oversight.

Mandatory Director Retirement Age

Our Board of directors also adopted in 2018 a mandatory retirement policy, which provides that a person is not eligible for election as a director if they are older than 75 years of age. The policy also imposes a mandatory retirement age for incumbent directors, which precludes an incumbent director from seeking nomination for re-election to our board of directors if they have exceeded the age limit. We believe this policy will promote director refreshment and ensure the Fiesta board continues to enjoy the benefits associated with fresh, thoughtful perspectives.

Board Recruitment

Our Board conducted a national search for a Board member with skills which would complement the existing membership of the Board and which would provide the Company with valuable experience relevant for its business. In November 2018, we appointed Sherrill Kaplan, an experienced marketing professional with experience in the restaurant and retail industries and with a focus on digital.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion & Analysis, which we refer to as the “CD&A”, is to provide relevant information to shareholders regarding the Company’s executive compensation processes, procedures, plan designs, and practices with respect to its executive officers named in the Summary Compensation Table, which we refer to each as a “Named Executive Officer” or “NEO”, for 2021. The following are the Company’s NEOs for 2021:

2021 Named Executive Officers
Mr. Richard C. Stockinger	Chief Executive Officer and President; Director
Mr. Dirk Montgomery	Senior Vice President, Chief Financial Officer and Treasurer
Mr. Louis DiPietro	Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary
Ms. Hope Diaz	Senior Vice President and Chief Marketing Officer
Ms. Patricia Lopez-Calleja	Senior Vice President, Strategic Initiatives and Chief Experience Officer

Executive Compensation: Context and Overview

Introduction

The Compensation Committee is committed to designing an executive compensation program that pays for delivering performance in a straightforward manner and promotes the recruitment and retention of our executives. Accordingly, the majority of the compensation for our NEOs is variable and based primarily on the Company’s performance. Our Company incentivizes performance through a compensation program structure that reflects an appropriate mix of short-term and long-term vehicles. Accordingly, our executives will receive larger rewards when performance objectives are exceeded and conversely, will receive lower, or no rewards, when performance falls below targeted levels. The Compensation Committee continues to place a priority on refining our executive compensation program to align with Fiesta’s business and feedback received from our shareholders, as appropriate.

The Role of Shareholder Feedback and Vote Results

The Company’s board of directors, Compensation Committee, and management value the opinions of the Company’s shareholders. The Company is open to receiving feedback from shareholders, and currently provides shareholders with the opportunity to cast an advisory vote to approve NEO compensation every year, or Say-on-Pay. The Compensation Committee considers any feedback it receives from shareholders, as well as the outcome of the vote, when making compensation decisions for NEOs. For the Say-on-Pay proposal at the 2021 Annual Meeting, approximately 92% of the shares cast on the proposal were voted in favor of the proposal. The Compensation Committee believes that this evidences the Company’s shareholders’ support for its approach to executive compensation. The Compensation Committee will continue to consider shareholder feedback and the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for its NEOs.

2021 Financial Performance and Progress Against Strategic Initiatives

Financial performance highlights for 2021 include the following:

•        Total revenues for the year increased 13.3% in 2021 to $357.3 million from $315.4 million in 2020;

•        Comparable restaurant sales increased 16.0% (in part due to lapping the COVID-19 impact in 2020);

•        Continuing Operations Consolidated Adjusted EBITDA1, a non-GAAP financial measure, decreased $1.0 million to $25.0 million in 2021 from $26.0 million in 2020 (driven primarily by higher operating costs and the impact of the extra week in 2020, which were partially offset by higher restaurant sales);

•        Restaurant-level Adjusted EBITDA1, a non-GAAP financial measure, was $63.1 million or 17.7% of restaurant sales in 2021 compared to $61.3 million or 19.5% of restaurant sales in 2020); and

•        Sale of the Taco Cabana brand for a purchase price of $85.0 million subject to adjustment.

____________

1        For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022.

In addition, coming out of the COVID-19 pandemic, we continued our progress of building upon our strategic initiatives designed to accelerate growth in non-dine-in channels and improving the guest experience across all channels, including:

•        Enhancements to our digital platform and making improvements in customization and ease of use.

•        Successfully completed the pilot of our upgraded digital drive-thru experience, reimplemented curbside capabilities that had been placed on hold due to staffing challenges;

•        Launched QR kiosk in-hand technology for faster in-store ordering and payment; and

•        New digital drive thru-experience including end-to-end customer tracking, the capability to offer daypart and customer-specific promotions, integration with our app and loyalty program, greater order accuracy and faster speed of service, and increased check averages through suggestive selling.

•        Continued evolution and refinement of our brand proposition, unit design and investment in preparation for future remodels and expansion within existing and new markets;

•        Completed a more efficient kitchen line design that significantly reduces order cycle times;

•        Developed remodel prototype designed to improve productivity and unlock unmet drive-thru demand in high-volume units;

•        Tested key restaurant design elements and operating platform improvements with two levels of investment and scope for purposes of restaurant refurbishment program, completed of these projects in 2021; and

•        Invested in the development of our field management teams by expanding the number of Regional Directors of Operations positions, reinventing the Unit General Manager Role to shift the focus to a higher level of leadership that prioritizes their focus on people, customers and team leaders.

While the combination of the aftermath of the COVID-19 pandemic and a challenging labor market provided a difficult operating environment, the Company made important progress against its stated goals including as set forth above. While the Company did not meet all of its stated targets, the Company reached a level of accomplishment which resulted in a 64% overall achievement of its Short-Term Incentive goals, after adjustments for the sale of our Taco Cabana business and the impact of the Winter Storm Uri.

2021 CEO Compensation

For 2021, our CEO’s Target compensation is set forth below:

Compensation Element	2021 CEO Compensation Awards
Base Salary	$650,000
Short-Term Incentive	$650,000
Long-Term Incentive(1)	$747,500

____________

(1)      Represents a grant consisting of 50% time-based restricted stock of the Company granted on March 11, 2021 vesting on each anniversary date over four years and 50% performance-based restricted stock units of the Company granted on March 11, 2021 vesting on March 1, 2024.

Pay for performance is the most significant structural element of Fiesta’s executive compensation program. As shown below for 2021, 68% of targeted CEO compensation was at risk and subject to performance or variable based upon our stock price.

CEO COMPENSATION
68.3% AT RISK OR STOCK PRICE VARIATION

Salary
31.7%
Stock Awards
36.6%
Bonus
31.7%
Salary
Bonus
Stock Awards

As noted above, our 2021 performance and corresponding CEO short-term incentive bonus and long-term incentive achievement illustrates how our financial results are closely aligned with CEO compensation.

Executive Compensation Philosophy

Fiesta’s compensation philosophy is designed to strike an appropriate balance between aligning executive compensation with financial performance and promoting retention. We strongly believe that our compensation program is aligned with this compensation philosophy and that the at-risk compensation components have delivered value and encouraged sustainable shareholder value creation.

Our executive compensation program is designed to achieve the following key objectives:

•        Motivate executives to enhance long-term shareholder value;

•        Reinforce Fiesta’s pay for performance culture by aligning executive compensation with Fiesta’s business objectives and financial performance;

•        Provide competitive market compensation that allows Fiesta to attract and retain talented high-quality executives; and

•        Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.

Executive Compensation Components

Base Salary

The Compensation Committee reviews and considers salary increases of our NEOs on an annual basis, taking into consideration factors such as the Company’s compensation philosophy and strategy, the Company’s performance, individual executive performance and tenure, internal equity among executives, and competitive market pay levels.

Executive	2020 Annual Base Salary	2021 Annual Base Salary	% Increase
Richard Stockinger	$650,000	$650,000	—
Dirk Montgomery	$475,000	$475,000	—
Louis DiPietro	$400,000	$400,000	—
Hope Diaz	$325,000	$325,000	—
Patricia Lopez-Calleja	$240,000	$240,000	—

Short-Term Incentive

Beginning in 2018, the Company implemented a new short-term cash incentive program pursuant to which annual incentives were entirely formulaic based on financial results. The key metrics considered for purposes of determining whether an award is earned are Adjusted EBITDA (50%) and Same Store Restaurant Sales (SRS) metrics (50%).

For fiscal 2021, the performance measures comprising our short-term cash incentive bonus and our actual achievement during the performance period performance outcome for each measure (based on the results reported in our Annual Report on Form 10-K) for the 2021 fiscal year were as follows:

Performance Measure(1)	Threshold	Target	2021 Results	% Payout
Consolidated Adjusted EBITDA(2)	$32.0 million	$42.7 million	$36.3 million	21.9%
Company SRS	12.1%	16.1%	13.9%	23.5%
Progress against Key Strategic Initiatives(3)			93%	18.6%
TOTAL ACHIEVEMENT				64.0%

____________

(1)      The Compensation Committee adjusted the Short-Term Incentive Threshold and Target amounts to exclude the performance of Taco Cabana during the period of August 2021 through the end of fiscal 2021 as well as insured disaster recovery costs from Winter Storm Uri. In addition, the Compensation Committee determined it was appropriate to adjust Company results for purposes of calculating STI achievement to account for sales losses attributable to major Winter Storm Uri during the two week period in mid-February 2021.

(2)      Consolidated Adjusted EBITDA is a non-GAAP financial measure. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022. See note (1) for adjustments made to the Consolidated Adjusted EBITDA utilized in the STI calculation.

(3)      In determining the achievement of the Company’s progress against its stated key strategic initiatives, the Compensation Committee reviewed the objectives defined at the beginning of 2021 and measured the Company’s verifiable progress against such stated objectives on both a quantitative and qualitative basis by examining both the number of objectives completed in the context of the impact of the objectives on the Company’s performance.

As a result, the bonus payout achievement attributed to our annual incentive bonus program was scored at 64% of the target level.

The following annual cash incentive bonuses were paid to each of our NEOs for fiscal 2021 performance. All awards are equal to 64% of each NEOs target based upon their base salary at the time of the determination (other than Ms. Diaz which is set at 60%), consistent with the determination of the Compensation Committee as described above:

Executive	2021 Annual Incentive Bonus
Richard Stockinger	$416,000
Dirk Montgomery	$152,000
Louis DiPietro	$128,000
Hope Diaz	$124,800
Patricia Lopez-Calleja	$96,000

Long-Term Incentive

The Company has adopted a long-term incentive program on April 28, 2021, which was approved by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders that provides the opportunity for annual equity grants to the NEOs pursuant to the 2021 Stock Incentive Plan, which we refer to as the “2021 Plan”. The purpose of the long-term incentive program is to align long-term pay with long-term performance goals by providing stock-based compensation that will reward executives for creating sustainable shareholder value.

In early 2020, the Compensation Committee reviewed the grant mix for its executive officers and initially determined that a mix of 50% performance-based awards and 50% time-based awards was appropriate. Grants are determined pursuant to the target long-term incentive grant date value and typically granted annually in February or March on a grant date which is generally five business days following the announcement of the Company’s financial results for the prior fiscal year with annual vesting dates linked to the grant date. The Compensation Committee, in the first quarter of 2021, determined that the previously approved program continued to be appropriate for the NEOs.

The measurement of the value of any restricted stock grant or performance stock unit grant has been and would be based upon the price of our common stock at the close of business on such grant date as noted above. Given that the Compensation Committee’s policy is to grant restricted stock and performance stock units on a fixed date, the Compensation Committee may have previously, or may in the future, grant restricted stock at a time when it, as well as the senior management, may be aware of material non-public information that, once made public, could either have a positive or negative effect on the price of our common stock.

Annual Restricted Stock Grants

The use of restricted stock creates stock ownership opportunities and retention strength. On March 11, 2021, the restricted stock grants were made to the following NEOs employed on such date: Messrs. Stockinger, Montgomery, DiPietro and Ms. Diaz and Ms. Lopez-Calleja were granted 21,443; 13,626; 8,033; 6,527; and 4,820 shares of restricted stock, respectively. The restricted stock awards granted on March 11, 2021 vest 25% on each anniversary date over four years. The annual grants were calculated at 35% of each executive’s annual base salary at the time of the grant, except for Richard Stockinger whose grant was calculated at 57.5% of his annual base salary and Dirk Montgomery whose grant was calculated at 50% of his annual base salary. The share price used to determine the number of shares subject to the awards was $17.43, determined according to its prior precedent of reflecting a grant date and corresponding stock price five business days following the release of the Company’s financial results for 2021 which was March 11, 2021.

Performance Stock Units

The use of performance stock units creates alignment between long-term pay and long-term company performance. The 2021 performance stock unit grants represented 50% of each NEO’s total annual long term incentive grant for 2021. The performance criterion for the performance stock units is three-year Cumulative Consolidated Adjusted EBITDA. A three-year Cumulative Consolidated Adjusted EBITDA goal of $187.5 million was approved by the Compensation Committee at the beginning of the performance period and is subject to an adjustment for the sale of Taco Cabana.

Payouts (consisting of shares of common stock issued under the 2012 Plan) ranging from 50% – 200% are earned based on a sliding scale of performance between 75% – 110% of the Cumulative Consolidated Adjusted EBITDA goal. Performance below 75% of goal results in no payout.

The following table sets forth the threshold, target, and maximum performance stock unit grant levels for each NEO for 2021, with the Target # of Shares being the actual grant of performance stock units for 2021:

Executive	Position Title	Threshold # of Shares (50%)	Target # of Shares (100%)	Maximum # of Shares (200%)
Richard Stockinger	Chief Executive Officer and President; Director	10,721	21,443	42,886
Dirk Montgomery	Senior Vice President, Chief Financial Officer and Treasurer	6,813	13,626	27,252
Louis DiPietro	Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary	4,016	8,033	16,066
Hope Diaz	Senior Vice President and Chief Marketing Officer	3,263	6,527	13,054
Patricia Lopez-Calleja	Senior Vice President, Strategic Initiatives and Chief Experience Officer	2,405	4,820	9,640

For the above table, the number of shares was calculated using the grant date stock price of $17.43 on March 11, 2021 which was five business days following the release of the Company’s financial results for 2021.

The following table sets forth the threshold, target, and maximum three-year Cumulative Consolidated Adjusted EBITDA benchmarks established by the Compensation Committee for the 2021 awards of performance stock units as well as the potential payout of shares that are determined by the actual Cumulative Consolidated Adjusted EBITDA achieved by the Company.

	Cumulative Consolidated Adjusted EBITDA(1)	% Cumulative Consolidated Adjusted EBITDA Achieved	% Payout of Target Performance Stock Units
Threshold	$168,750,000	75%	50%
Target	$187,500,000	100%	100%
Maximum	$206,250,000	110%	200%

____________

(1)      The EBITDA benchmarks established by the Compensation Committee were approved prior to the Company’s divestiture of its Taco Cabana brand. The Compensation Committee has the ability to consider the impact of such divestiture when determining whether the targets are achieved at vesting.

The following sets forth the target annual long-term grant date value, comprising both the restricted stock grants and performance stock units (based on the closing price of the common stock on the date of grant for each NEO of $17.43 on March 11, 2021 which was five business days following the release of the Company’s financial results for 2021):

Executive	Target Long-Term Incentive $ Value
Richard Stockinger	$747,500
Dirk Montgomery	$475,000
Louis DiPietro	$280,000
Hope Diaz	$227,500
Patricia Lopez-Calleja	$168,000

Additional Compensation Policies and Practices

Compensation Governance Highlights

•        Strong pay-for-performance alignment;

•        Fully independent Compensation Committee;

•        Fully independent compensation advisor reporting directly to the Compensation Committee;

•        Compensation Clawback Policy in the event of a financial restatement;

•        Executive and Outside Director stock ownership requirements; and

•        Prohibition on hedging and pledging of company stock

Executive Stock Ownership Guidelines

Executives of the Company are expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value which equals or exceeds a multiple of base salary as outlined below within five years of being named an executive.

The following sets forth the minimum stock ownership level for each NEO:

Executive	Salary Multiple
Richard Stockinger	3x
Dirk Montgomery	1x
Louis DiPietro	1x
Hope Diaz	1x
Patricia Lopez-Calleja	1x

Only actual shares owned by each executive, including direct and indirect ownership as reported to the SEC, count toward compliance with these guidelines.

Compensation Clawback Policy

The Company has adopted a compensation clawback policy. The NEOs are covered by the policy, which enables the board of directors to seek repayment of incentive compensation that was paid based on financial results that are subsequently restated whereby the amount of incentive compensation that would have been awarded or earned based on the restated financial results is lower than what was paid based on the original financial results. This policy will be reviewed from time to time to ensure that it is compliant with any SEC requirements.

Executive Compensation Roles and Responsibilities

Compensation Committee

The Compensation Committee establishes the overall compensation philosophy and strategy for the NEOs, determines the Chief Executive Officer’s compensation, and reviews and approves compensation levels, plan designs, policies, and practices that it believes are aligned with this philosophy and strategy and that are in the best interests of the Company and its shareholders. Although the Compensation Committee receives input from the Chief Executive Officer (particularly with respect to the other NEOs), executive leadership, and its independent compensation advisor, the Compensation Committee makes its own independent determinations regarding executive compensation.

Chief Executive Officer

The Chief Executive Officer attends portions or all of certain Compensation Committee meetings and makes specific recommendations to the Compensation Committee with respect to each NEO’s compensation other than his own. This information is reviewed and considered by the Compensation Committee along with all other relevant factors and circumstances. The Chief Executive Officer is never present when the Compensation Committee meets in executive sessions to discuss the compensation of the NEOs.

Executive Leadership

Various members of executive leadership provide information from time to time either to the Chief Executive Officer or to the Compensation Committee directly. For example, the Chief Financial Officer provides information regarding financial performance and payouts under the short-term incentive program and the Chief Legal and People Officer provides information regarding executive compensation policies and practices such as stock ownership requirements.

Independent Compensation Advisor

The Compensation Committee has the authority to retain a compensation advisor. Since 2012, the Compensation Committee has annually chosen to retain Pearl Meyer as its compensation advisor. In selecting Pearl Meyer, the Compensation Committee considered the SEC’s independence criteria and concluded that Pearl Meyer is independent per the criteria and that the work of Pearl Meyer did not raise any conflicts of interest. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company. Pearl Meyer’s services to the Compensation Committee include providing periodic data and information regarding market pay practices and trends, as well as assisting in the development of appropriate compensation program designs and policies, and the preparation of the CD&A. The Compensation Committee has been satisfied with Pearl Meyer’s services.

Change of Control Agreements

The Stockinger Employment Agreement provides for certain potential enhanced benefits upon a termination of employment following a change of control of the Company which is further described on pages 39 and 40 of this Proxy Statement.

During 2021, the Company did not have change of control agreements with any of its other NEOs.

The 2012 Plan, the 2021 Plan and individual award agreements for awards of restricted stock and performance stock units contain a change of control provision. Under the 2012 Plan and individual award agreements for restricted stock, in the event of a change of control of the Company, the vesting provisions on all outstanding unvested restricted shares shall be accelerated and such shares will become fully vested and free of all restrictions. Under the 2021 Plan, unless otherwise provided in individual award agreements for restricted stock, in the event of a change of control of the Company, the Compensation Committee may accelerate the vesting provisions on some or all outstanding unvested restricted shares and such shares would become fully vested and free of all restrictions. With regard to performance stock units, in the event of a change of control, if the performance stock unit awards (i) are not continued by the Compensation Committee, or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a change in control, then all of the units of such performance stock unit award shall immediately vest, and (ii) are continued by the Compensation Committee, or are assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control and if the holder of such performance stock unit award is terminated by the Company for reasons other than cause (as defined under the 2012 Plan and the 2021 Plan) or the result of a voluntary termination by the holder other than for good reason, or employment is terminated by the holder for good reason (as defined under the 2012 Plan and the 2021 Plan) within one year of the date of the change of control, all of the units of such performance stock unit award shall immediately vest.

The Role of Benchmarking

The Compensation Committee periodically requests data and information regarding the pay practices and program designs of other, similar companies. However, the Compensation Committee does not benchmark or target a specified pay level or percentile, nor does it follow the practices of similar companies. Instead, the Compensation Committee considers this information along with all other relevant facts and circumstances facing the Company and the executives. Such factors include Company performance, individual executive performance, internal equity, succession planning, affordability, return on investment, accounting expense, tax deductibility and shareholder dilution.

Retirement Benefits

The Company provides and maintains a 401(k) Savings Plan, which we refer to as the “401(k) Plan”, and a Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan”, which are intended to provide the Company’s team members with a competitive tax-deferred long-term savings vehicle. The 401(k) Plan is a qualified 401(k) plan and the Deferred Compensation Plan is a non-qualified deferred compensation plan. The NEOs were not eligible to participate in a qualified 401(k) plan once they have been excluded as “highly compensated” employees (as defined under the Code). Under the Deferred Compensation Plan, eligible employees may elect to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, with a deferral agreement, to defer all or a specified amount or percentage of base salary and, if applicable, all or a specified amount or percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. The Company does not provide any matching contributions to the Deferred Compensation Plan.

Executive Perquisites

In December 2018, the Compensation Committee approved a monthly housing allowance to be paid to Mr. DiPietro in the amount of $1,500. Total housing allowance payments to Mr. DiPietro in 2021 totaled $18,000. In August 2019, the Compensation Committee approved a monthly housing allowance to be paid to Mr. Montgomery in the amount of $1,500. Total housing allowance payments to Mr. Montgomery in 2021 totaled $18,000.

Tax Implications

The Compensation Committee has considered the impact of Section 162(m) of the Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to maximize the deductibility of our executives’ compensation whenever possible. However, the Compensation Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Compensation Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with our strategic goals and in our best interests.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
COMPENSATION COMMITTEE
PAUL E. TWOHIG (Chairman)
NICHOLAS P. SHEPHERD
STACEY RAUCH

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the fiscal year ended January 2, 2022 were Paul Twohig, Stacey Rauch and Nicholas P Shepherd. None of the members of the Compensation Committee were during such year or have ever been an officer or employee of the Company. In addition, no executive officer served as a director or a member of the compensation committee of any other entity, other than any subsidiary of the Company, and which such other entity’s (other than any subsidiary of the Company) executive officers served as a director of the Company or on our Compensation Committee. None of the members of our Compensation Committee had any relationship required to be disclosed under this caption under the rules of the SEC.

Summary Compensation Table

The following table summarizes historical compensation awarded, paid to or earned by the NEOs for the fiscal years ended January 2, 2022, January 3, 2021 and December 29, 2019.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Richard C. Stockinger Chief Executive Officer and President(4)	2021	$650,000	$416,000	$747,500	—	—	—	$—	$1,813,500
	2020	$593,125	$325,000	$1,636,600	—	—	—	$—	$2,554,725
	2019	$575,000	$115,000	$—	—	—	—	$—	$690,000

Dirk Montgomery(5) Sr. Vice President, Chief Financial Officer and Treasurer	2021	$475,000	$152,000	$475,000	—	—	—	$18,000	$1,120,000
	2020	$439,375	$118,750	$1,131,500	—	—	—	$18,692	$1,708,317
	2019	$146,154	$178,000	$175,400	—	—	—	$5,538	$505,092

Louis DiPietro Sr. Vice President, Chief Legal and People Officer, General Counsel and Secretary	2021	$400,000	$128,000	$280,000	—	—	—	$18,000	$826,000
	2020	$353,854	$100,000	$825,400	—	—	—	$18,692	$1,297,946
	2019	$352,500	$38,750	$139,437	—	—	—	$18,000	$548,687

Hope Diaz Sr. Vice President, Chief Marketing Officer	2021	$325,000	$199,800	$227,500	—	—	—	$—	$752,300
	2020	$304,688	$172,500	$688,200	—	—	—	$—	$1,165,388

Patricia Lopez-Calleja Sr. Vice President, Strategic Initiatives and Chief Experience Officer	2021	$240,000	$96,000	$168,000	—	—	—	$—	$504,000

____________

(1)       For 2021, all bonus payments were paid in 2022 for services rendered in fiscal year 2021. Amounts for Mr. Stockinger include cash awards paid in fiscal year 2022 with respect to services rendered in fiscal year 2021, cash awards paid in fiscal year 2021 with respect to services rendered in fiscal year 2020 and cash awards paid in fiscal year 2020 with respect to services rendered in fiscal year 2019. Amounts for Mr. Montgomery include cash awards paid in fiscal year 2022 with respect to services rendered in fiscal year 2021, cash awards paid in fiscal year 2021 with respect to services rendered in fiscal year 2020 and cash awards paid in fiscal year 2020 with respect to services rendered in fiscal year 2019. Amounts for Mr. DiPietro include cash awards paid in fiscal year 2022 with respect to services rendered in fiscal year 2021, cash awards paid in fiscal year 2021 with respect to services rendered in fiscal year 2020 and cash awards paid in fiscal year 2020 with respect to services rendered in fiscal year 2019. Amounts for Ms. Diaz include cash awards paid in fiscal year 2022 with respect to services rendered in fiscal year 2021 and cash awards paid in fiscal year 2021 with respect to services rendered in fiscal year 2020. Ms. Diaz is entitled to receive a $375,000 cash award paid in five equal installments of $75,000, pursuant to the Diaz Letter Agreement, which is further described on page 36 of this Proxy Statement and which amount is reflected in the table. Amounts for Ms. Lopez-Calleja include cash awards paid in fiscal year 2022 with respect to services rendered in fiscal year 2021.

(2)       These amounts represent the aggregate grant date fair value of restricted stock, performance restricted stock units and market-based performance restricted stock units granted and approved by the Compensation Committee in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the NEOs. The actual value, if any, that a NEO may realize will depend on the stock price at the date of vesting and meeting certain performance targets for performance restricted stock. These grants are included and discussed further in the tables below under “Outstanding Equity Awards at Fiscal Year-End”. In terms of shares, awards granted in 2021 were comprised of 50% restricted stock and 50% performance-based restricted stock units. The maximum award payment value (at 200%) for the performance stock units granted in 2021 would be: Mr. Stockinger — $747,503; Mr. Montgomery — $475,002; Mr. DiPietro — $280,030; Ms. Diaz — $227,531; and Ms. Lopez-Calleja — $168,025 (calculated at the fair market value on the date of grant). Awards granted in 2020 were comprised entirely of restricted stock. Awards granted to Mr. DiPietro in 2019 were comprised of 50% restricted stock and 50% performance-based restricted stock units. Awards granted in 2020 were comprised entirely of restricted stock.

(3)       Represents housing allowance paid to Mr. DiPietro beginning in January 2019 and to Mr. Montgomery beginning in September 2019.

(4)       Pursuant to Mr. Stockinger’s Employment Agreement, Mr. Stockinger received a sign-on grant of restricted common stock of the Company pursuant to the Company’s 2012 Plan with a target value of $3,000,000, which consisted of 50% time-based restricted stock of the Company granted on March 6, 2017 vesting 25% on each anniversary date over four years and 50% performance-based restricted stock units of the Company granted on June 2, 2017. The grant is intended to represent awards for fiscal years 2017-2020 but has been excluded from the amounts above attributable to each of 2019 and 2020. The stock price performance criteria for the performance stock award was not met and all underlying awards did not vest and were forfeited in March 2021.

(5)       Mr. Montgomery joined the Company as Senior Vice President, Chief Financial Officer and Treasurer on September 9, 2019. With respect to 2019, the amount on the table reflects base compensation earned by Mr. Montgomery from September 9, 2019 through December 29, 2019.

Stockinger Employment Agreement

Mr. Stockinger was appointed Chief Executive Officer and President of the Company effective February 28, 2017. On February 24, 2017, the Company entered into an Executive Employment Agreement with Mr. Stockinger, which we refer to as the “Stockinger Employment Agreement” pursuant to which Mr. Stockinger will earn a base salary of $550,000 per year which can be increased at the sole discretion of the Compensation Committee. Pursuant to the Stockinger Employment Agreement, Mr. Stockinger was (i) eligible to receive a short term cash incentive bonus equal to at least 100% of Mr. Stockinger’s then base salary based upon attainment of objectives to be established by the Compensation Committee, (ii) received a sign on grant of restricted common stock of the Company pursuant to the 2012 Plan with a value of $3,000,000 (based on the closing price of the Company’s common stock on March 6, 2017) which consisted of 50% time-based restricted stock of the Company (granted to Mr. Stockinger on March 6, 2017) vesting 25% on each anniversary date over four years and 50% market-based performance restricted stock units of the Company (granted to Mr. Stockinger on June 2, 2017) vesting 25% on each anniversary date over four years if the performance conditions and metrics, which are to be determined by the Compensation Committee, are achieved, and (iii) commencing with our 2021 fiscal year (or such earlier time as may be determined by the Compensation Committee in its sole discretion), will be entitled to receive additional annual long-term incentive awards as may be determined by the Compensation Committee.

The Stockinger Employment Agreement provides that if Mr. Stockinger’s employment with the Company is terminated by the Company for Cause (as defined in the Stockinger Employment Agreement) or if his employment with the Company ends due to death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or voluntary termination of employment by Mr. Stockinger without Good Reason (as defined in the Stockinger Employment Agreement), he shall be entitled to receive (i) any earned but unpaid compensation, (ii) solely with respect to Mr. Stockinger’s termination for death or “permanent and total disability”, any earned but unpaid bonus for any completed year prior to the date of termination and (iii) any other amounts or benefits owing to Mr. Stockinger under the terms of any employee benefit plan of the Company or, in the case of equity-based compensation awards, under the terms of the equity award plan or applicable award agreement, which we refer to as the “Accrued Benefits”.

The Stockinger Employment Agreement also provides that if Mr. Stockinger’s employment with the Company is terminated by the Company without Cause or for reasons other than death or “permanent and total disability” or is voluntarily terminated by Mr. Stockinger for Good Reason, he shall be entitled to receive (i) 1.5 times his then base salary, to be paid at least monthly, for a period of twelve months, (ii) any earned but unpaid bonus for any completed year prior to the date of termination plus a pro rata portion of any annual bonus that Mr. Stockinger would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the payment by the Company of premium payments for a period of up to twelve months if Mr. Stockinger and his dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act, which we refer to as “COBRA”, (iv) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination and (v) the Accrued Benefits (except as otherwise may be provided in connection with a Change of Control (as defined in the Stockinger Employment Agreement)).

If within one year after the occurrence of a Change of Control (as defined in the Stockinger Employment Agreement), Mr. Stockinger’s employment with the Company is terminated by the Company without Cause and for reasons other than death or “permanent and total disability” or is voluntarily terminated by Mr. Stockinger for Good Reason, then Mr. Stockinger shall be entitled to (i) 2.0 times his then base salary, payable in a lump sum (ii) any earned but unpaid bonus for any completed year prior to the date of termination plus a pro rata portion of any annual bonus that Mr. Stockinger would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the acceleration of the vesting provisions of Mr. Stockinger’s outstanding unvested time-based restricted stock awards, (iv) the acceleration of the vesting provisions of a portion of Mr. Stockinger’s outstanding market-based performance restricted stock unit awards that would have vested as of the scheduled vesting date if the Company were to have achieved the target performance level for the performance period, if (x) such awards are not continued by the Compensation Committee or not assumed or replaced in an equitable manner by the successor entity after a Change of Control or (y) such awards are continued by the Compensation Committee, or are assumed or replaced in an equitable manner by the successor entity after a Change of Control and, within one year after the date of Change of Control, Mr. Stockinger’s employment is terminated without Cause and for reasons other than death or “permanent disability” or voluntarily terminated by Mr. Stockinger for Good Reason, (v) the payment by the Company of premium payments for a period of up to twelve months if Mr. Stockinger and his dependents elect coverage under the Company’s health insurance plan pursuant to COBRA, (vi) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination and (vii) the Accrued Benefits.

Mr. Stockinger, pursuant to the Stockinger Employment Agreement, agreed, for a period of two years following his termination of employment with the Company, not to directly or indirectly solicit for employment or employ any person who is or was employed by the Company within six months prior to his termination date. Additionally, under the Stockinger Employment Agreement, Mr. Stockinger agreed for a period of eighteen months following his termination of employment with the Company, not to be employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating Tex-Mex or Mexican-themed quick-service, quick-casual, fast-casual or casual dining restaurants, or any company operating Caribbean or Hispanic-themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item.

Montgomery Letter Agreement and Montgomery Agreement

Pursuant to the terms of an offer letter between Fiesta Restaurant Group and Mr. Montgomery entered into on September 9, 2019, which we refer to as the “Montgomery Letter Agreement”, Mr. Montgomery’s annual base salary will be $475,000 (“Montgomery Base Salary”) and his incentive bonus target will be set at 50% of the Montgomery Base Salary subject to the terms of the Company’s applicable bonus plan and in the discretion of the Company’s Compensation Committee. Mr. Montgomery received a one-time special incentive bonus of $178,000 on March 15, 2020 (the “Montgomery Incentive Bonus Amount”), provided that the Montgomery Incentive Bonus Amount is subject to forfeiture and must be refunded in the event Mr. Montgomery voluntarily terminates his employment with the Company within one year of the payment date. On September 9, 2019 (the “Montgomery Start Date”), Mr. Montgomery received an award of 20,000 restricted shares of the Company’s common stock (the “Montgomery Stock Award”) pursuant to the 2012 Plan which will vest in two equal installments of (i) 50% on the second anniversary of the Montgomery Start Date and (ii) 50% on the fourth anniversary of the Montgomery Start Date or in the event of Mr. Montgomery’s termination of employment by the Company without cause (as defined in the Company’s form award agreement) or termination of employment with the Company by Mr. Montgomery for good reason (as defined in the Company’s form award agreement). Mr. Montgomery is also eligible to receive an annual stock award with a market value of the shares on the date of the award equal to $475,000, pursuant to the 2012 Plan (or successor plan) subject to the final discretion and approval of the Company’s Compensation Committee and to be granted with such terms and at such time as applicable to the Company’s other executive officers. Mr. Montgomery will receive a $1,500 per month temporary living allowance for costs related to living in Addison, Texas subject to change or cancellation at any time in the Company’s sole discretion, provided that if Mr. Montgomery permanently relocates or if his employment with the Company terminates for any reason, such allowance payment will cease.

On September 9, 2019, the Company and Mr. Montgomery entered into an Agreement (the “Montgomery Agreement”) which provides for severance payments by the Company upon termination of Mr. Montgomery’s employment by the Company without cause (as defined in the Montgomery Agreement), for reasons other than death or “permanent and total disability” or termination of employment with the Company by Mr. Montgomery for good reason (as defined in the Montgomery Agreement). The severance payments will include an amount equal to one (1) times Mr. Montgomery’s annual base salary in effect prior to the date of termination of employment and an amount equal to the pro rata portion of the aggregate bonus that Mr. Montgomery would have been entitled to receive in the fiscal year of the date of termination of employment.

DiPietro Offer Letter and Agreement

Pursuant to an offer letter dated November 2, 2018, revised on November 8, 2018, between the Company and Mr. DiPietro, which we refer to as the “DiPietro Offer Letter”, Mr. DiPietro is entitled to a base salary of $340,000 which is eligible for discretionary annual increases in January 2019. Pursuant to the DiPietro Offer Letter, Mr. DiPietro is entitled to a bonus target of 60% of his annual base salary commencing in 2018 subject to the terms of the Company’s applicable bonus plan and the discretion of the Compensation Committee. Pursuant to the DiPietro Offer Letter, Mr. DiPietro is eligible for annual equity grants of $225,000 subject to the discretion of the Compensation Committee which are expected to be comprised of 50% restricted stock awards that vest 25% on each anniversary date and

50% based on performance-based criteria to be determined prior to the date of grant. The DiPietro Offer Letter also provides that Mr. DiPietro is entitled to a housing allowance of $1,500 per month which may be terminated by the Company in its discretion.

On December 18, 2018, the Company and Mr. DiPietro entered into an Agreement which we refer to as the “DiPietro Agreement”, a summary of which is provided on page 41 of this Proxy Statement.

Diaz Offer Letter and Agreement

Pursuant to an offer letter dated August 6, 2019 between the Company and Ms. Diaz, which we refer to as the “Diaz Offer Letter”, Ms. Diaz is entitled to a base salary of $325,000. Pursuant to the Diaz Offer Letter, Ms. Diaz is entitled to a bonus target of 60% of her annual base salary subject to the terms of the Company’s applicable bonus plan and the discretion of the Compensation Committee. The Diaz Offer Letter also provides Ms. Diaz with a sign-on bonus of $150,000 to be paid on or before March 15, 2020, provided that if Ms. Diaz employment with the Company ceases within 12 months of Ms. Diaz’s first date of employment with the Company, Ms. Diaz must refund the amount of such sign-on bonus to the Company. Further, the Diaz Offer Letter provides Ms. Diaz with a one-time special retention bonus of $375,000 which will be paid over five (5) years in equal annual installments of $75,000 per year. The first payment was on January 1, 2020. Ms. Diaz is eligible for annual equity grants of $227,500 subject to the discretion of the Compensation Committee which are expected to be comprised of 25% restricted stock awards that vest 25% on each anniversary date, 25% stock options and 50% based on performance-based criteria to be determined prior to the date of grant.

On August 6, 2019, the Company and Ms. Diaz entered into an Agreement, which we refer to as the “Diaz Agreement”, a summary of which is provided on page 41 of this Proxy Statement.

Lopez-Calleja Agreement

On February 24, 2020, the Company and Ms. Lopez-Calleja entered into an Agreement, which we refer to as the “Lopez-Calleja Agreement”, a summary of which is provided on page 41 of this Proxy Statement.

Grants of Plan-Based Awards

The following table provides certain historical information regarding grants of plan-based awards made to the NEOs during the fiscal year ended January 2, 2022:

Name	Grant Date	Approval Date	Estimated Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
				Threshold	Target	Maximum
Richard C. Stockinger	03/11/2021	03/11/2021	—	10,721	21,443	42,886	21,443	747,500
Dirk Montgomery	03/11/2021	03/11/2021	—	6,813	13,626	27,252	13,626	475,000
Louis DiPietro	03/11/2021	03/11/2021	—	4,016	8,033	16,066	8,033	280,000
Hope Diaz	03/11/2021	03/11/2021	—	3,262	6,527	13,054	6,527	227,500
Patricia Lopez-Calleja	03/11/2021	03/11/2021	—	2,405	4,820	9,640	4,820	168,000

____________

(1)      Amounts shown in this column reflect the target number of performance-based restricted stock units granted to each NEO pursuant to the 2012 Plan during 2021. Vesting of the 2021 performance-based restricted stock unit awards granted on March 11, 2021 is based on cumulative achievement of predetermined performance metrics in each of three consecutive fiscal years that comprise the performance period for which the award is made. The performance-based restricted stock units granted on March 11, 2021 fully vests on March 1, 2024.

(2)      Amounts shown in this column reflect the number of restricted shares granted to each NEO pursuant to the 2012 Plan during 2021. The restricted shares granted to all NEOs on March 11, 2021 vest over four years, 25% on each anniversary date.

(3)      The value of the restricted stock and performance-based restricted stock units granted in 2021 is calculated by multiplying the number of shares of restricted stock awarded and the target number of performance-based restricted stock units granted by the market closing price of our common stock on the grant date. The grant date fair value for the March 11, 2021 grant was $17.43 per share.

2021 Stock Incentive Plan.    The 2021 Plan provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options, and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the 2021 Plan.

The 2021 Plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our Chief Executive Officer. The Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights, stock awards, and performance awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the 2021 Plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

2012 Stock Incentive Plan.    The 2012 Plan provided for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options, and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us were eligible to participate in the 2012 Plan. Following the approval of the 2021 Plan at the Company’s 2021 Annual Meeting of Stockholders and the grant of restricted stock awards to our directors on April 28, 2021, awards will not be granted under the 2012 Plan.

The 2012 Plan is administered by the Compensation Committee which approved awards and could base its considerations on recommendations by our Chief Executive Officer. The Compensation Committee had the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights, stock awards, and performance awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the 2012 Plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all equity awards that were not vested at the January 2, 2022 fiscal year end for each of the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard C. Stockinger	—	—	—	—	—				—		—
						63,131	(2)	$695,072
						92,681	(3)	$1,020,418
	—	—	—	—	—	21,443	(4)	$236,087	21,443	(5)	236,087
Dirk Montgomery	—	—	—	—	—	10,000	(6)	$110,100	—		—
						39,983	(2)	$440,213
						67,728	(3)	$745,685
						13,626	(4)	$150,022	13,626	(5)	150,022
Louis DiPietro	—	—	—	—	—	3,836	(7)	$42,234	—		—
						21,507	(2)	$236,792
						57,034	(3)	$627,944
						8,033	(4)	$88,443	8,033	(5)	$88,443
Hope Diaz	—	—	—	—	—	19,149	(2)	$210,830	—		—
						46,340	(3)	$510,203
						6,527	(4)	$71,862	6,527	(5)	71,862
Patricia Lopez-Calleja	—	—	—	—	—	266	(8)	$2,929	—		—
						852	(9)	$9,381
						11,224	(2)	$123,576
						34,221	(3)	$376,773
						4,820	(4)	$53,068	4,820	(5)	53,068

____________

(1)       The market value of the restricted stock awards and the performance awards was determined based on the closing price of our common stock on the last trading day of the fiscal year, December 31, 2021, which was $11.01.

(2)       Represents restricted shares of common stock that vest in increments of one-third on each of April 29, 2022, April 29, 2023 and April 29, 2024.

(3)       Represents restricted shares of common stock that vest on November 11, 2022.

(4)       Represents restricted shares of common stock that vest in increments of one-fourth on each of March 11, 2022, March 11, 2023, March 11, 2024 and March 11, 2025.

(5)       Represents performance-based restricted stock units that vest on March 1, 2024, subject to continued service and attainment of certain performance-based objectives.

(6)       Represents restricted shares of common stock that vest on September 9, 2023.

(7)       Represents restricted shares of common stock that vest in increments of one-half on each of March 4, 2022 and March 4, 2023.

(8)       Represents restricted shares of common stock that vest on March 5, 2022.

(9)       Represents restricted shares of common stock that vest in increments of one-half on each of March 31, 2022 and March 31, 2023.

Options Exercised and Stock Vested

The following table provides summary information about options exercised by our NEOs and shares of restricted stock that vested during the fiscal year ended January 2, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard C. Stockinger	—	—	39,115	$614,744
Dirk Montgomery	—	—	23,328	$311,621
Louis DiPietro	—	—	9,088	$136,115
Hope Diaz	—	—	6,384	$94,228
Patricia Lopez-Calleja	—	—	4,581	$67,542

____________

(1)      Based on the closing price of our common stock on the date of vesting.

Non-Qualified Deferred Compensation

We have adopted a Deferred Compensation Plan for employees not eligible to participate in our Retirement Savings Plan, which we refer to as the “Retirement Plan”, because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. We do not match any portion of the funds.

The following table describes contributions, earnings and balances at January 2, 2022 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Richard C. Stockinger	—	—	—	—	—
Dirk Montgomery	—	—	—	—	—
Louis DiPietro	—	—	—	—	—
Hope Diaz	19,375	—	899	—	20,274
Patricia Lopez-Calleja	25,385	—	2,904	—	52,296

____________

(1)      These amounts represent the above-market portion of earnings on compensation deferred by the NEO under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At January 2, 2022, 120% of the federal long-term rate was 1.63% per annum, respectively, and the interest rate contributed to participants was 8% per annum.

(2)      Amounts reported in this column include contributions made by the NEO prior to 2022.

Potential Payments upon Termination or Change-of-Control

Stockinger Employment Agreement

The Stockinger Employment Agreement provides that if Mr. Stockinger’s employment with the Company is terminated by the Company for Cause (as defined in the Stockinger Employment Agreement) or if his employment with the Company ends due to death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or voluntary termination of employment by Mr. Stockinger without Good Reason (as defined in the Stockinger Employment Agreement), he shall be entitled to receive (i) any earned but unpaid compensation, (ii) solely with respect to Mr. Stockinger’s termination for death or “permanent and total disability”, any earned but unpaid bonus for any completed year prior to the date of termination and (iii) the Accrued Benefits.

The Stockinger Employment Agreement also provides that if Mr. Stockinger’s employment with the Company is terminated by the Company without Cause or for reasons other than death or “permanent and total disability” or is voluntarily terminated by Mr. Stockinger for Good Reason, he shall be entitled to receive (i) 1.5 times his then base salary, to be paid at least monthly, for a period of twelve months, (ii) any earned but unpaid bonus for any completed year prior to the date of termination plus a pro rata portion of any annual bonus that Mr. Stockinger would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the payment by the Company of premium payments for a period of up to twelve months if Mr. Stockinger and his dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act, which we refer to as “COBRA”, (iv) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination and (v) the Accrued Benefits (except as otherwise may be provided in connection with a Change of Control).

If within one year after the occurrence of a Change of Control (as defined in the Stockinger Employment Agreement), Mr. Stockinger’s employment with the Company is terminated by the Company without Cause and for reasons other than death or “permanent and total disability” or is voluntarily terminated by Mr. Stockinger for Good Reason, then Mr. Stockinger shall be entitled to (i) 2.0 times his then base salary, payable in a lump sum (ii) any earned but unpaid bonus for any completed year prior to the date of termination plus a pro rata portion of any annual bonus that Mr. Stockinger would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the acceleration of the vesting provisions of Mr. Stockinger’s outstanding unvested time-based restricted stock awards, (iv) the acceleration of the vesting provisions of a portion of Mr. Stockinger’s outstanding market-based performance restricted stock unit awards that would have vested as of the scheduled vesting date if the Company were to have achieved the target performance level for the performance period, if (x) such awards are not continued by the Compensation Committee or not assumed or replaced in an equitable manner by the successor entity after a Change of Control or (y) such awards are continued by the Compensation Committee, or are assumed or replaced in an equitable manner by the successor entity after a Change of Control and, within one year after the date of Change of Control, Mr. Stockinger’s employment is terminated without Cause and for reasons other than death or “permanent disability” or voluntarily terminated by Mr. Stockinger for Good Reason, (v) the payment by the Company of premium payments for a period of up to twelve months if Mr. Stockinger and his dependents elect coverage under the Company’s health insurance plan pursuant to COBRA, (vi) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination and (vii) the Accrued Benefits.

The following table summarizes estimated benefits that would have been payable to Mr. Stockinger (a) if his employment had been terminated on January 2, 2022 (i) by us without Cause (as defined in the Stockinger Employment Agreement) or for reasons other than death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or by Mr. Stockinger for Good Reason (as defined in the Stockinger Employment Agreement), (ii) by us for Cause or by Mr. Stockinger without Good Reason, (iii) upon “permanent and total disability”, (iv) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated Without Cause or By Employee for Good Reason	Terminated for Cause or By Employee Without Good Reason	Disability	Death	Change of Control
Severance(1)	$975,000	$—	$—	$—	$1,300,000
Bonus(2)	—	—	—	—	—
Accrued Vacation(3)	50,000	50,000	50,000	50,000	50,000
Deferred Compensation Plan(4)	—	—	—	—	—
Outplacement	25,000	—	25,000	—	25,000
COBRA(5)	10,114	—	—	—	—
Equity(6)	1,951,578	—	1,951,578	1,951,578	2,187,665
Total	$3,011,692	$50,000	$2,026,578	$2,001,578	$3,562,665

____________

(1)      Reflects a cash lump sum payment in the amount equal to one and one-half year salary in effect on January 2, 2022 upon a termination by the Company without cause or by Mr. Stockinger for good reason. Reflects a cash lump sum payment in the amount equal to two times the yearly salary in effect on January 2, 2022 upon a termination by the Company without cause and for reasons other than death or “permanent and total disability” or termination by Mr. Stockinger for good reason within one year of the occurrence of a change of control (as defined in the Stockinger Employment Agreement).

(2)      Does not include a 2021 bonus of $416,000 approved in 2022.

(3)      Actual earned vacation accrual as of January 2, 2022.

(4)      Mr. Stockinger did not participate in the deferred compensation plan.

(5)      COBRA coverage will be paid for one year based on his current health election.

(6)      All unvested shares of restricted stock held by the NEO will automatically vest under the terms of the 2012 Plan and the applicable award agreement upon a termination by us without cause (as defined under the 2012 Plan and the applicable award agreement), or by the NEO for good reason (as defined under the applicable award agreement), or due to death or disability or upon a change of control. For the performance-based restricted stock units granted to Mr. Stockinger in 2021, if Mr. Stockinger’s employment with the Company terminates due to death or disability prior to the end of a performance period, a portion of the units shall immediately vest. The number of units that will vest is calculated as the number of units that would vest as of the applicable scheduled vesting date, if the Company were to achieve the applicable performance- based objectives for the applicable performance period, multiplied by a fraction. The numerator of the fraction is the number of days between the grant date and the date Mr. Stockinger’s employment ended, and the denominator is the number of days in the applicable performance period. If Mr. Stockinger’s employment with the Company is terminated by us without cause (as defined under the applicable award agreement) or by Mr. Stockinger for good reason (as defined under the applicable award agreement), the performance-based restricted stock units shall continue until the scheduled vesting date and be subject to the performance-based criteria for the applicable performance period. If Mr. Stockinger’s employment with the Company is terminated by us for cause, or if Mr. Stockinger retires or otherwise voluntarily terminates his employment with the Company other than for good reason, the performance-based restricted stock units will be forfeited. If Mr. Stockinger’s employment with the Company is terminated due to change of control (as defined under the applicable award agreement), (i) if the award of performance-based restricted stock units is not continued by the Compensation Committee, or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control, then all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest, and (ii) if the award of performance-based restricted stock units is continued by the Compensation Committee, or is assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control and if Mr. Stockinger’s employment is terminated within one year after the date of the occurrence of a change of control by the Company other than for cause and for reasons other than voluntarily by Mr. Stockinger with or without good reason, all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest. The amounts are based on the unvested shares held by Mr. Stockinger at January 2, 2022 and the closing price of our common stock on December 31, 2021 of $11.01.

Other Named Executive Officers

Montgomery Agreement, DiPietro Agreement, Diaz Agreement and Lopez-Calleja Agreement

Each of the Montgomery Agreement, the DiPietro Agreement, the Diaz Agreement and the Lopez-Calleja Agreement provides that upon a termination of Mr. Montgomery’s, Mr. DiPietro’s, Ms. Diaz’s or Ms. Lopez-Calleja’s, as applicable, employment by the Company without Cause (as defined in the applicable agreement) or termination of such executive’s employment by such executive with Good Reason (as defined the applicable agreement), such executive is entitled to (i) an amount equal to one times such executive’s highest annual base salary in effect prior to the date such executive’s employment is terminated (plus interest equal to the Prime Rate (as defined in the applicable agreement) plus three percent, with such interest accruing from the date of termination of employment until the date of payment) and (ii) an amount equal to a pro rata portion of the aggregate bonus under the Company’s Executive Bonus Plan (as defined in the applicable agreement) for the year in which such executive’s employment is terminated (plus any earned and unpaid bonus amounts under the Company’s Executive Bonus Plan for the year prior to the year in which such executive’s employment is terminated).

The following table summarizes estimated benefits that would have been payable to Mr. Montgomery (a) if his employment had been terminated on January 2, 2022 (i) by us without Cause or by Mr. Montgomery for Good Reason, (ii) upon disability, (iii) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated Without Cause or by Employee for Good Reason	Disability	Death	Change of Control
Severance(1)	$475,000	$—	$—	$475,000
Bonus(2)	—	—	—	—
Accrued Vacation(3)	27,404	27,404	27,404	27,404
Deferred Compensation Plan(4)	—	—	—	—
Equity(5)	1,446,020	$1,446,020	$1,446,020	$1,596,043
Total	$1,948,424	$1,473,424	$1,473,424	2,098,447

____________

(1)      Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at January 2, 2022.

(2)      Does not include a 2021 bonus of $152,000 approved in 2022.

(3)      Actual earned vacation accrual as of January 2, 2022.

(4)      Mr. Montgomery did not participate in the Deferred Compensation Plan.

(5)      All unvested shares of restricted stock held by the NEO will automatically vest under the terms of the 2012 Plan and the applicable award agreement upon a termination by us without cause (as defined under the 2012 Plan and the applicable award agreement), or by the NEO for good reason (as defined under the applicable award agreement), or due to death or disability or upon a change of control. For the performance-based restricted stock units granted to the NEO in 2021, if the NEO’s employment with the Company terminates due to death or disability prior to the end of a performance period, a portion of the units shall immediately vest. The number of units that will vest is calculated as the number of units that would vest as of the applicable scheduled vesting date, if the Company were to achieve the applicable performance-based objectives for the applicable performance period, multiplied by a fraction. The numerator of the fraction is the number of days between the grant date and the date the NEO’s employment ended, and the denominator is the number of days in the applicable performance period. If the NEO’s employment with the Company is terminated by us without cause (as defined under the applicable award agreement) or by the NEO for good reason (as defined under the applicable award agreement), the performance-based restricted stock units shall continue until the scheduled vesting date and be subject to the performance- based criteria for the applicable performance period. If the NEO’s employment with the Company is terminated by us for cause, or if the NEO retires or otherwise voluntarily terminates his employment with the Company other than for good reason, the performance-based restricted stock units will be forfeited. If the NEO’s employment with the Company is terminated due to change of control (as defined under the applicable award agreement), (i) if the award of performance-based restricted stock units is not continued by the Compensation Committee, or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control, then all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest, and (ii) if the award of performance-based restricted stock units is continued by the Compensation Committee, or is assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control and if the NEO’s employment is terminated within one year after the date of the occurrence of a change of control by the Company other than for cause and for reasons other than voluntarily by the NEO with or without good reason, all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest. The amount is based on the unvested shares held by the NEO at January 2, 2022 and the closing price of our common stock on December 31, 2021 of $11.01.

The following table summarizes estimated benefits that would have been payable to Mr. DiPietro (a) if his employment had been terminated on January 2, 2022 (i) by us without Cause or by Mr. DiPietro for Good Reason, (ii) upon disability, (iii) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated Without Cause or By Employee for Good Reason	Disability	Death	Change of Control
Severance(1)	$400,000	$—	$—	$400,000
Bonus(2)	—	—	—	—
Accrued Vacation(3)	23,077	23,077	23,077	23,077
Deferred Compensation Plan(4)	—	—	—	—
Equity(5)	995,392	995,392	995,392	$1,083,835
Total	$1,418,469	$1,018,469	$1,018,469	$1,506,912

____________

(1)      Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at January 2, 2022.

(2)      Does not include a 2021 bonus of $128,000 approved in 2022.

(3)      Actual earned vacation accrual as of January 2, 2022.

(4)      Mr. DiPietro did not participate in the Deferred Compensation Plan.

(5)      All unvested shares of restricted stock held by the NEO will automatically vest under the terms of the 2012 Plan and the applicable award agreement upon a termination by us without cause (as defined under the 2012 Plan and the applicable award agreement), or by the NEO for good reason (as defined under the applicable award agreement), or due to death or disability or upon a change of control. For the performance-based restricted stock units granted to the NEO in 2021, if the NEO’s employment with the Company terminates due to death or disability prior to the end of a performance period, a portion of the units shall immediately vest. The number of units that will vest is calculated as the number of units that would vest as of the applicable scheduled vesting date, if the Company were to achieve the applicable performance- based objectives for the applicable performance period, multiplied by a fraction. The numerator of the fraction is the number of days between the grant date and the date the NEO’s employment ended, and the denominator is the number of days in the applicable performance period. If the NEO’s employment with the Company is terminated by us without cause (as defined under the applicable award agreement) or by the NEO for good reason (as defined under the applicable award agreement), the performance-based restricted stock units shall continue until the scheduled vesting date and be subject to the performance- based criteria for the applicable performance period. If the NEO’s employment with the Company is terminated by us for cause, or if the NEO retires or otherwise voluntarily terminates his employment with the Company other than for good reason, the performance-based restricted stock units will be forfeited. If the NEO’s employment with the Company is terminated due to change of control (as defined under the applicable award agreement), (i) if the award of performance-based restricted stock units is not continued by the Compensation Committee, or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control, then all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest, and (ii) if the award of performance-based restricted stock units is continued by the Compensation Committee, or is assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control and if the NEO’s employment is terminated within one year after the date of the occurrence of a change of control by the Company other than for cause and for reasons other than voluntarily by the NEO with our without good reason, all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest. The amount is based on the unvested shares held by the NEO at January 2, 2022 and the closing price of our common stock on December 31, 2021 of $11.01.

The following table summarizes estimated benefits that would have been payable to Ms. Diaz (a) if her employment had been terminated on January 2, 2022 (i) by us without Cause or by Ms. Diaz for Good Reason, (ii) upon disability, (iii) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated Without Cause or By Employee for Good Reason	Disability	Death	Change of Control
Severance(1)	$325,000	$—	$—	$325,000
Bonus(2)	—	—	—	—
Accrued Vacation(3)	18,750	18,750	18,750	18,750
Deferred Compensation Plan	20,274	20,274	20,274	20,274
Equity(4)	792,896	792,896	792,896	$864,758
Total	$1,156,920	$831,920	831,920	$1,228,782

____________

(1)      Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at January 2, 2022.

(2)      Does not include a 2021 bonus of $124,800 approved in 2022.

(3)      Actual earned vacation accrual as of January 2, 2022.

(4)      All unvested shares of restricted stock held by the NEO will automatically vest under the terms of the 2012 Plan and the applicable award agreement upon a termination by us without cause (as defined under the 2012 Plan and the applicable award agreement), or by the NEO for good reason (as defined under the applicable award agreement), or due to death or disability or upon a change of control. For the performance-based restricted stock units granted to the NEO in 2021, if the NEO’s employment with the Company terminates due to death or disability prior to the end of a performance period, a portion of the units shall immediately vest. The number of units that will vest is calculated as the number of units that would vest as of the applicable scheduled vesting date, if the Company were to achieve the applicable performance-based objectives for the applicable performance period, multiplied by a fraction. The numerator of the fraction is the number of days between the grant date and the date the NEO’s employment ended, and the denominator is the number of days in the applicable performance period. If the NEO’s employment with the Company is terminated by us without cause (as defined under the applicable award agreement) or by the NEO for good reason (as defined under the applicable award agreement), the performance-based restricted stock units shall continue until the scheduled vesting date and be subject to the performance- based criteria for the applicable performance period. If the NEO’s employment with the Company is terminated by us for cause, or if the NEO retires or otherwise voluntarily terminates his employment with the Company other than for good reason, the performance-based restricted stock units will be forfeited. If the NEO’s employment with the Company is terminated due to change of control (as defined under the applicable award agreement), (i) if the award of performance-based restricted stock units is not continued by the Compensation Committee, or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control, then all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance- based objectives for the applicable performance period shall immediately vest, and (ii) if the award of performance-based restricted stock units is continued by the Compensation Committee, or is assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control and if the NEO’s employment is terminated within one year after the date of the occurrence of a change of control by the Company other than for cause and for reasons other than voluntarily by the NEO with or without good reason, all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest. The amount is based on the unvested shares held by the NEO at January 2, 2022 and the closing price of our common stock on December 31, 2021 of $11.01.

The following table summarizes estimated benefits that would have been payable to Ms. Lopez-Calleja (a) if her employment had been terminated on January 2, 2022 (i) by us without Cause or by Ms. Lopez-Calleja for Good Reason, (ii) upon disability, (iii) upon death, or (b) upon a change of control of Fiesta Restaurant Group.

	Terminated Without Cause or By Employee for Good Reason	Disability	Death	Change of Control
Severance(1)	$300,000	$—	$—	$300,000
Bonus(2)	—	—	—	—
Accrued Vacation(3)	23,077	23,077	23,077	23,077
Deferred Compensation Plan	52,296	52,296	52,296	52,296
Equity(4)	565,727	565,727	565,727	618,795
Total	$941,100	$641,100	$641,100	$$994,168

____________

(1)      Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at January 2, 2022.

(2)      Does not include a 2021 bonus of $96,000 approved in 2022.

(3)      Actual earned vacation accrual as of January 2, 2022.

(4)      All unvested shares of restricted stock held by the NEO will automatically vest under the terms of the 2012 Plan and the applicable award agreement upon a termination by us without cause (as defined under the 2012 Plan and the applicable award agreement), or by the NEO for good reason (as defined under the applicable award agreement), or due to death or disability or upon a change of control. For the performance-based restricted stock units granted to the NEO in 2021, if the NEO’s employment with the Company terminates due to death or disability prior to the end of a performance period, a portion of the units shall immediately vest. The number of units that will vest is calculated as the number of units that would vest as of the applicable scheduled vesting date, if the Company were to achieve the applicable performance-based objectives for the applicable performance period, multiplied by a fraction. The numerator of the fraction is the number of days between the grant date and the date the NEO’s employment ended, and the denominator is the number of days in the applicable performance period. If the NEO’s employment with the Company is terminated by us without cause (as defined under the applicable award agreement) or by the NEO for good reason (as defined under the applicable award agreement), the performance-based restricted stock units shall continue until the scheduled vesting date and be subject to the performance- based criteria for the applicable performance period. If the NEO’s employment with the Company is terminated by us for cause, or if the NEO retires or otherwise voluntarily terminates his employment with the Company other than for good reason, the performance-based restricted stock units will be forfeited. If the NEO’s employment with the Company is terminated due to change of control (as defined under the applicable award agreement), (i) if the award of performance-based restricted stock units is not continued by the Compensation Committee, or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control, then all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest, and (ii) if the award of performance-based restricted stock units is continued by the Compensation Committee, or is assumed or replaced in an equitable manner to the holder by the successor entity or company after a change of control and if the NEO’s employment is terminated within one year after the date of the occurrence of a change of control by the Company other than for cause and for reasons other than voluntarily by the NEO with or without good reason, all of the performance-based restricted stock units that would have vested as of the applicable scheduled vesting date if the Company were to have achieved the applicable performance-based objectives for the applicable performance period shall immediately vest. The amount is based on the unvested shares held by the NEO at January 2, 2022 and the closing price of our common stock on December 31, 2021 of $11.01.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended January 2, 2022. Compensation information for Richard Stockinger is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Award(2) ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stacey Rauch	$75,000	$95,003	—	—	—	—	$170,003
Nicholas Daraviras	$52,500	$75,001	—	—	—	—	$127,501
Stephen P. Elker	$67,500	$75,001	—	—	—	—	$142,501
Brian P. Friedman(3)	$12,042	$—	—	—	—	—	$12,042
Sherrill Kaplan	$57,500	$75,001	—	—	—	—	$132,501
Paul E. Twohig	$67,500	$75,001	—	—	—	—	$142,501
Nicholas P. Shepherd	$62,500	$75,001	—	—	—	—	$137,501
Andrew Rechtschaffen	$52,500	$75,001	—	—	—	—	$127,501

____________

(1)      The amounts listed in this column include the payment of director fees.

(2)      On April 28, 2021, Mr. Elker, Mr. Daraviras, Ms. Kaplan, Mr. Shepherd, Mr. Twohig and Mr. Rechtschaffen were each granted 5,212 restricted shares of common stock valued at $14.39 per share under the 2012 Plan. On April 28, 2021, Ms. Rauch was granted 6,602 restricted shares of common stock valued at $14.39 per share under the 2012 Plan. The restricted common stock granted to Ms. Rauch, Mr. Elker, Mr. Daraviras, Ms. Kaplan, Mr. Shepherd, Mr. Twohig and Mr. Rechtschaffen fully vests on the first anniversary of the grant date. The amounts shown in this column represent the fair value of restricted common stock granted and approved by the Compensation Committee and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. There were no forfeitures in 2021 by these individuals.

(3)      Mr. Friedman did not stand for election at the Company’s 2021 Annual Meeting of Stockholders and his term ended on April 28, 2021.

We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our board of directors. The members of our board of directors, except for any member who is an executive officer or employee, each will receive a fee for serving on our board or board committees. Director compensation has remained unchanged since 2016. Non-employee directors will receive compensation for board service as follows:

•        Our board members each receive an annual retainer of $50,000 for serving as a director, except that the Chairman of our board of directors receives an annual retainer of $65,000.

•        The Chairman of our Audit Committee receives an additional fee of $15,000 per year and each other member of our Audit Committee receives an additional fee of $7,500 per year.

•        The Chairman of our Compensation Committee receives an additional fee of $10,000 per year and each other member of our Compensation Committee receives an additional fee of $5,000, per year.

•        The Chairman of our Corporate Governance and Nominating Committee receives an additional fee of $5,000 per year and each other member of our Corporate Governance and Nominating Committee receives an additional fee of $2,500.

•        On the date of our 2021 Annual Meeting of Shareholders, each non-executive member of our board of directors received a number of shares of our restricted common stock having an aggregate fair market value (as such term is defined in the 2012 Plan) of $75,001 on the date of grant, which will fully vest on the first anniversary of the date of grant, other than the Chairman of our board of directors who received a number of shares of our restricted common stock having an aggregate fair market value (as such term is defined in the 2012 Plan) of $95,003.

•        Members of our board of directors do not receive separate attendance fees for attending meetings. All directors are reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of our board of directors.

•        If any Special Committees are created during the year, the chairman of such committee receives a retainer of $15,000 per annum (prorated for the time that the committee is active), paid quarterly at the time all of the other Board or committee fees are paid, and each non-executive member of the board serving on such Special Committee receives a retainer of $7,500 per annum (prorated for the time that the committee is active).

•        Pursuant to the 2021 Plan, upon becoming a director, any future director will receive a number of shares of our restricted common stock having an aggregate fair market value (as defined in the 2021 Plan) of $100,000 which will vest in equal installments over five years.

Board of Directors Stock Ownership Guidelines

Members of our board of directors are expected to acquire and continue to hold shares of our common stock having an aggregate market value which equals or exceeds three times the annual retainer paid to a director within five years of being named a director. Only actual shares owned by each director including direct and indirect ownership as reported to the SEC, count toward compliance with these guidelines.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO. This pay ratio is a reasonable estimate calculated in accordance with applicable SEC rules based on our payroll and employment records and the methodology described below.

We determined our median employee based on 2021 total compensation of our temporary employees and annualized total compensation of our part-time and full-time employees who were employed on December 26, 2021, other than our CEO. The date used to identify our median employee was the last day of the last pay period included in 2021 W-2s for restaurant employees. Our median employee was a part-time employee who was hired in April 2021 and was paid for a total of 1,527 hours on an annualized basis in 2021.

To identify the median employee, we used W-2 gross earnings (Box 5) for 2021 for our temporary employees and annualized W-2 gross earnings (Box 5) for 2021 for our part-time and full-time employees. We did not apply a cost of living differential for the purpose of selecting the median employee or the CEO comparison. For purposes of identifying the median employee, we annualized such median employee’s total compensation based on the number of weeks such median employee was employed during the pay periods included in the 2021 W-2.

Hourly part-time team members are the overwhelming majority of the Company’s employee population.

Based on the foregoing, for our 2021 fiscal year, our estimate of the ratio of the annual total compensation of our CEO to the median of the annualized total compensation of all our other employees is as follows:

Median employee total annual compensation	$17,940
CEO total annual compensation	$1,813,500
Ratio	101.09:1

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS
PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

We are providing our shareholders an opportunity to cast a vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this Proxy Statement under “Executive Compensation”.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of encouraging and rewarding executives to contribute to the achievement of the Company’s business objectives and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the Named Executive Officers with those of shareholders, provide an appropriate and balanced mix of short-term and long-term compensation elements, and reward the achievement of performance measures that are directly related to the Company’s financial goals.

The Compensation Committee believes that the amounts of 2021 actual total compensation for the Named Executive Officers are consistent with these objectives. The compensation of the Named Executive Officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 24 to 47 of this Proxy Statement. The Compensation Discussion and Analysis section and the accompanying tables and narrative provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale. Shareholders are urged to read this disclosure before voting on this proposal.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement under “Executive Compensation”. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. The Company is open to receiving feedback from shareholders, and currently provides shareholders with the opportunity to cast an advisory vote to approve our Named Executive Officer’s compensation every year. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following non-binding resolution at the 2022 Annual Meeting. For the reasons stated above, the board is requesting approval of the following non-binding resolution:

RESOLVED, that the shareholders of Fiesta Restaurant Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Shareholders.

This advisory resolution will be considered approved if it receives an affirmative vote of the majority of the shares present at the 2022 Annual Meeting and entitled to vote on the subject matter. The shareholder vote on this proposal will be non-binding on the Company and the board and will not be construed as overruling a decision by the Company or the board. However, the board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

The board of directors recommends a vote FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Executive Compensation”. Proxies received in response to this solicitation will be voted FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Executive Compensation” unless otherwise specified in the proxy.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending January 1, 2023. Although shareholder ratification of the board’s action in this respect is not required, the board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending January 1, 2023.

A representative of Deloitte & Touche LLP is expected to be present at the 2022 Annual Meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from shareholders.

The majority of the shares present at the 2022 Annual Meeting and entitled to vote on the subject matter is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023. Proxies received in response to this solicitation will be voted FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023 unless otherwise specified in the proxy.

Fees for Professional Services

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 2, 2022 and January 3, 2021 by our independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal Year Ended
	January 2, 2022	January 3, 2021
	(Amount in the thousands)
Audit Fees(1)(2)	$1,286	$951
Audit-Related Fees	$—	$—
Tax Fees(3)	$182	$—
Other Fees	$—	$—
Total Fees	$1,468	$951

____________

(1)      Audit fees represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q, and for the effectiveness of our internal controls over financial reporting.

(2)      Audit fees in 2021 include a $130 thousand fee related to the audit of the recast of the 2020 10-K for discontinued operations presentation and a $25 thousand fee related to a registration statement consent. Audit fees in 2020 include a $75 thousand fee related to a registration statement consent.

(3)      Tax fees include fees for compliance related to the divestiture of the Taco Cabana brand and for assistance with a compliance audit.

Policy on Audit Committee Pre-Approval of Services Provided by Deloitte & Touche LLP

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee preapproves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

ANNUAL MEETING PROCEDURES

Annual Meeting Admission

Only shareholders of the Company or their duly authorized proxies may attend the Annual Meeting. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/FRGI2022. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, shareholders will need the 16-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/FRGI2022 prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our shareholders to log in and test their devices’ audio system.

Participation during the Annual Meeting

As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer all questions properly submitted during the Annual Meeting in accordance with the Annual Meeting Rules of Conduct that are pertinent to the company and the Annual Meeting matters and as time permits. The Annual Meeting Rules of Conduct will be made available on the virtual meeting platform. Questions that we determine do not conform with the Annual Meeting Rules of Conduct, are not otherwise directly related to the business of the Company and are not pertinent to the Annual Meeting matters will not be answered. Each stockholder will be limited to one question so as to allow us to respond to as many stockholder questions as possible in the allotted time. We will address substantially similar questions, or questions that relate to the same topic, in a single response.

We ask that all stockholders provide their name and contact details when submitting a question through the virtual meeting platform so that we may address any individual concerns or follow up matters directly. If you have a question of personal interest that is not of general concern to all stockholders, or if a question posed at the Annual Meeting was not otherwise answered, we encourage you to contact us separately after the Annual Meeting by visiting https://www.frgi.com/investor-relations/investor-resources/investor-contacts/default.aspx.

Once you login to the virtual meeting platform at www.virtualshareholdermeeting.com/FRGI2022, you may select the “Q&A” button on the bottom right side of the virtual meeting platform interface and then type your question into the “Submit a Question” field and click “Submit”.

Please note that stockholders will need their valid 16-digit control number to ask questions at the Annual Meeting.

If you are experiencing technical difficulties accessing the Annual Meeting, you may call the technical support numbers posted on the log-in page of the virtual meeting platform.

Who Can Vote, Outstanding Shares

Holders of record of our common stock at the close of business on April 19, 2022 may vote at the 2022 Annual Meeting. As of April 19, 2022, we had 25,918,603 shares of our common stock outstanding and each entitled to one vote. A majority, or 12,959,302 of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business.

Voting Procedures

You can vote by attending the 2022 Annual Meeting and voting through the online meeting portal, or you can vote by proxy. If you are the record holder of your stock, you can vote in the following three ways:

By Internet:    You may vote by submitting a proxy over the Internet. Please refer to the notice, proxy card or voting instruction form provided to you by your broker for instructions of how to vote by Internet.

•        Before the Annual Meeting — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 15, 2022.

•        During the Annual Meeting — You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/FRGI2022 and vote during the meeting by following the instructions provided on the enclosed proxy card.

By Telephone:    Shareholders located in the United States may vote by timely submitting a proxy by telephone by calling the toll-free telephone number on your notice, proxy card or voting instruction form and following the instructions.

By Mail:    If you received proxy materials by mail, you can vote by submitting a proxy by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

If you hold your shares of common stock in “street name,” meaning such shares are held for your account by a broker, bank or other nominee, then you will receive instructions from such institution or person on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.

Proxy

The shares represented by proxies will be voted in accordance with the directions made thereon at the 2022 Annual Meeting, but if no direction is given and you do not revoke your proxy, your proxy will be voted: FOR the election of the eight named director nominees (Proposal 1); FOR, on an advisory basis, the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in the Proxy Statement under “Executive Compensation,” (Proposal 2) and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year (Proposal 3).

The board is not aware of any matters that are expected to come before the 2022 Annual Meeting other than those described in this Proxy Statement. If any other matter should be presented at the 2022 Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the board will be voted with respect thereto at the discretion of the persons named thereon as proxies.

Record Date

Only holders of record of common stock at the close of business on April 19, 2022 will be entitled to notice of and to vote at the 2022 Annual Meeting.

Quorum

A majority of the outstanding shares of common stock, present in person or represented by proxy at the 2022 Annual Meeting will constitute a quorum for the transaction of business. Votes withheld, abstentions and broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for this meeting. In the absence of a quorum, the 2022 Annual Meeting may be adjourned by a majority of the votes entitled to be cast represented either in person or by proxy.

Required Vote

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the shareholders.

Proposal 1 will be decided by the affirmative vote of a majority of the shares of common stock voting with respect to such nominee. Proposals 2, 3 and 4 will be decided by the affirmative vote of a majority of the votes present in person or represented by proxy. A shareholder over the Internet, by telephone, or by mail can vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals 1, 2, 3 and 4. Each of Proposals 1, 2, 3 and 4 will pass if the total votes cast “for” a given proposal exceed the total number of votes cast “against” and “abstain” on such given proposal.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING
FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON PROPOSAL 1 AND
FOR PROPOSALS 2 and 3.

Abstentions and Broker Non-Votes

If you are a beneficial owner holding your shares in “street name” and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of common stock will not be voted with respect to any proposal for which the shareholder of record does not have “discretionary” authority to vote. You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”). Broker “non-votes” are not counted in the tabulations of the votes cast or present at the meeting and entitled to vote on any of the proposals and therefore will have no effect on the outcome of the proposals. Abstentions count as a vote against the proposals.

We encourage you to provide voting instructions on the proxy card or a provided voting instruction form to the bank, broker, trustee or other nominee that holds your shares by carefully following the instructions provided in their notice to you.

Revocability of Proxy

A shareholder of record who has properly executed and delivered a proxy may revoke such proxy at any time before the 2022 Annual Meeting in any of the four following ways:

•        timely complete and return a new proxy card bearing a later date;

•        vote on a later date by using the Internet or telephone;

•        deliver a written notice to our Secretary prior to the 2022 Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

•        attend the 2022 Annual Meeting and vote in person exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022.

If your shares are held of record by a bank, broker, trustee or other nominee and you desire to vote at the 2022 Annual Meeting, you may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures.

Appraisal Rights

Holders of shares of common stock do not have appraisal rights under Delaware law in connection with this proxy solicitation.

Shareholder List

A list of our shareholders as of the close of business on April 19, 2022 will be available for inspection during business hours for ten days prior to the 2022 Annual Meeting at our principal executive offices located at 14800 Landmark Boulevard, Suite 500, Dallas, TX 75254. Shareholders may also examine our shareholder list during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting.

Communications with the Board

Any shareholder or other interested party who desires to communicate with the chair of our board of directors or any of the other members of the board of directors may do so by writing to: Board of Directors, c/o Stacey Rauch, Chair of the Board of Directors, Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254 or through the Company’s website, www.frgi.com, under the Investor Relations link. Communications may be addressed to the Chair of the board, an individual director, a board committee, the non-management directors, or the full board. Communications will then be distributed to the appropriate directors unless the Chair determines that the information submitted constitutes “spam,” offensive or inappropriate material, and/or communications offering to buy or sell products or services.

Other Matters

If you have any questions, or if you need additional copies of the proxy materials, please contact Louis DiPietro, Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary by mail at 7255 Corporate Center Dr., Suite C, Miami Florida 33126 or by telephone at (305) 671-1257.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING TO BE HELD ON JUNE 16, 2022: THE PROXY STATEMENT FOR THE 2022 ANNUAL MEETING AND OUR 2021 ANNUAL REPORT ARE AVAILABLE FREE OF CHARGE AT WWW.PROXYVOTE.COM.

OTHER INFORMATION

Costs of Solicitation

We are required by law to convene an annual meeting of shareholders at which directors are elected. Because our shares are widely held, it would be impractical for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our shareholders. United States federal securities laws require us to send you this Proxy Statement, and any amendments and supplements thereto, and to specify the information required to be contained in it. The Company will bear the expenses of calling and holding the 2022 Annual Meeting and the solicitation of proxies therefor. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to shareholders of record and beneficial owners, and reimbursements paid to brokerage firms, banks and other fiduciaries for their reasonable out-of pocket expenses for forwarding proxy materials to shareholders and obtaining beneficial owner’s voting instructions. In addition to soliciting proxies by mail, directors, officers and employees may solicit proxies on behalf of the board, without additional compensation, personally or by telephone. We may also solicit proxies by email from shareholders who are our employees or who previously requested to receive proxy materials electronically.

Other Matters

Shareholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Shareholders in 2023 must be received by us in a reasonable time before we begin to print and mail the proxy materials for the Annual Meeting of Stockholders in 2023. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2023 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us in a reasonable time before we begin to print and mail the proxy materials for the Annual Meeting of Stockholders in 2023 and certain other conditions of the applicable rules of the SEC are satisfied. Under our Bylaws, proposals of shareholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Shareholders to be held in 2023, including nominations for election as directors of persons other than nominees of the board of directors, must be received by us not more than the 120 days prior to the 2023 Annual Meeting of Shareholders and no later than the later of (i) the close of business on the 90th day prior to the 2023 Annual Meeting of Shareholders, and (ii) the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made by us. Such proposals must comply with the procedures outlined in our Bylaws, which may be found on our website www.frgi.com or a copy of which is available upon request from the Secretary of the Company, 14800 Landmark Boulevard, Suite 500, Dallas, Texas 75254.

We will bear the cost of preparing, assembling, and mailing the form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation and all costs associated with delivering our proxy materials to shareholders. In addition to solicitation of proxies by use of the Internet, telephone, and mail, our directors, officers, and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram, or personal interview.

We will request banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses, and other custodians, nominees, and fiduciaries for their expenses in connection therewith.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2022, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO Louis DiPietro, SENIOR VICE PRESIDENT, CHIEF LEGAL AND PEOPLE OFFICER, general counsel AND SECRETARY, FIESTA RESTAURANT GROUP, INC., 7255 Corporate center dr., suite c, miami, florida 33126 OR telephonic REQUEST TO Mr. Dipietro at (305) 671-1257.

Our board of directors does not intend to present, and does not have any reason to believe, that others intend to present, any matter of business at the 2022 Annual Meeting other than those set forth in this proxy statement. However, if other matters properly come before the 2022 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY CALLING THE TOLL-FREE NUMBER, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,
Louis DiPietro
Senior Vice President, Chief Legal and People Officer, General Counsel & Secretary

7255 Corporate Center Dr.
Suite C
Miami, Florida 33126
April 29, 2022

FIESTA RESTAURANT GROUP, INC.ATTN: LOUIS DIPIETRO, SVP, CLPO, GC, SECRETARY 14800 LANDMARK BOULEVARD, SUITE 500 DALLAS, TX 75254 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FRGI2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. To elect the following Directors of Fiesta Restaurant Group, Inc.: Nominees For Against Abstain 1a. Stacey Rauch 1b. Nicholas Daraviras 1c. Stephen Elker 1d. Nicholas Shepherd 1e. Richard Stockinger 1f. Paul Twohig 1g. Sherrill Kaplan 1h. Andrew Rechtschaffen The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To adopt, on an advisory basis, a non-binding resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company’s for the 2022 fiscal year. 4. To consider and act upon such other matters as may properly come before the 2022 Annual Meeting. NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, the stockholder(s) named in this proxy will vote in their discretion. These items of business are more fully described in the Proxy Statement. Only stockholders of record on April 19, 2022 may vote at the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000570592_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com FIESTA RESTAURANT GROUP, INC. PROXY FOR HOLDERS OF COMMON STOCK THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) appoint(s) Louis DiPietro and Dirk Montgomery, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FIESTA RESTAURANT GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on Thursday, June 16, 2022 exclusively via live webcast at www.virtualshareholdermeeting.com/FRGI2022, and any adjournment or postponement thereof. Only stockholders of record on April 19, 2022 may vote at the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. 0000570592_2 R1.0.0.24